UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

EXCO RESOURCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXCO Resources, Inc.

Notice of 2010

Annual Meeting

of Shareholders

and Proxy Statement

Please Complete, Sign, Date And Return Your Proxy Promptly

Thursday, June 17, 2010

9:30 a.m. local time

Westin Park Central

Salon ABC

12720 Merit Drive

Dallas, Texas 75251

EXCO Resources, Inc. 12377 Merit Drive • Suite 1700 Dallas, Texas 75251 (214) 368-2084 • Fax (214) 368-2087

April 29, 2010

Dear EXCO Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of EXCO Resources, Inc. The meeting will be held at 9:30 a.m. local time on Thursday, June 17, 2010, at the Westin Park Central, Salon ABC, 12720 Merit Drive, Dallas, Texas 75251. Your Board of Directors and management look forward to greeting those of you able to attend in person.

•	You will find enclosed a Notice of Meeting that identifies the proposals to be presented for your action.

•	You will find enclosed the 2009 Annual Report, which includes our financial statements.

Your vote is important. The Board of Directors appreciates and encourages shareholder participation in the company’s affairs. Whether or not you can attend the meeting, please read the proxy statement carefully, then vote your shares by Internet, by telephone or by completing, signing, dating and returning the enclosed proxy card promptly in the envelope provided, so that your shares will be represented at the meeting.

Please note that this year, the rules that guide how brokers vote your stock have changed. Brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Whether you attend or not, please submit your proxy so your vote can be counted.

On behalf of the Board of Directors, thank you for your cooperation and continued support.

Sincerely,

Douglas H. Miller

Chairman of the Board and Chief Executive Officer

Important notice regarding the availability of proxy materials for the annual meeting to be held on June 17, 2010: Our official Notice of Annual Meeting of Shareholders, Proxy Statement and 2009 Annual Report to Shareholders are also available on our website at www.excoresources.com/EZproxy.

EXCO RESOURCES, INC.

12377 Merit Drive • Suite 1700

Dallas, Texas 75251

(214) 368-2084 • Fax (214) 368-2087

Notice of Annual Meeting of Shareholders

To Be Held June 17, 2010

The 2010 Annual Meeting of Shareholders of EXCO Resources, Inc., a Texas corporation (“EXCO” or the “Company”), will be held at 9:30 a.m. local time on Thursday, June 17, 2010 at the Westin Park Central, Salon ABC, 12720 Merit Drive, Dallas, Texas 75251 for the following purposes:

(1)	to elect ten directors to the Board of Directors, each for a one-year term;

(2)	to ratify the appointment of KPMG LLP as our independent registered public accounting firm;

(3)	to consider and vote upon one shareholder proposal; and

(4)	to transact such other business as may arise that can properly be conducted at the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on Thursday, April 22, 2010 as the record date (the “Record Date”) for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof. Only shareholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. A list of shareholders entitled to vote at the Annual Meeting will be available for examination at the offices of the Company for the 10 calendar days prior to the meeting. The list will also be available during the Annual Meeting for inspection by shareholders.

Officers of the Company will be present to respond to questions from shareholders.

YOUR VOTE AND PARTICIPATION IN THE COMPANY’S AFFAIRS ARE IMPORTANT. TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE VOTE IN ONE OF THESE WAYS:

•	USE THE TOLL-FREE NUMBER shown on your proxy card;

•	VISIT THE WEBSITE noted on your proxy card to vote via the Internet;

•	MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope; OR

•	VOTE IN PERSON by appearing at the annual meeting and submitting a ballot at the meeting.

SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE.

Please note that this year, the rules that guide how brokers vote your stock have changed. Brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Whether you attend or not, please submit your proxy so your vote can be counted.

If you have any questions, or need assistance in voting your proxy, please call our proxy solicitor, D.F. King & Co., Inc., toll-free at (888) 567-1626.

By Order of the Board of Directors,

William L. Boeing

Vice President, General Counsel and Secretary

Dallas, Texas

April 29, 2010

EXCO RESOURCES, INC.

12377 MERIT DRIVE • SUITE 1700

DALLAS, TEXAS 75251

(214) 368-2084 • FAX (214) 368-2087

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

To Be Held Thursday, June 17, 2010

Unless the context requires otherwise, references in this proxy statement to “EXCO,” “we,” “us,” “our” and the “Company” are to EXCO Resources, Inc. and its consolidated subsidiaries. Unless the context otherwise requires, references to the “shareholders” are to the holders of our common stock, par value $0.001 per share (“Common Stock”).

The accompanying proxy is solicited by the Board of Directors on behalf of EXCO Resources, Inc., a Texas corporation, to be voted at the 2010 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on Thursday, June 17, 2010, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders (the “Notice”) and at any adjournment(s) or postponement(s) thereof. This proxy statement and accompanying form of proxy are being mailed on or about April 29, 2010. The Company’s Annual Report to Shareholders covering the Company’s fiscal year ended December 31, 2009 is enclosed herewith, but does not form any part of the materials for solicitation of proxies.

INTERNET AVAILABILITY AND ELECTRONIC DELIVERY OF PROXY DOCUMENTS

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on June 17, 2010: Our official Notice of Annual Meeting of Shareholders, Proxy Statement and 2009 Annual Report to Shareholders are available at www.excoresources.com/EZproxy.

The executive offices of the Company are located at, and the mailing address of the Company is, 12377 Merit Drive, Suite 1700, Dallas, Texas 75251.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is a proxy?

A proxy is another person that you legally designate to vote your stock. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card.

What is a proxy statement?

It is a document that regulations of the Securities and Exchange Commission (the “SEC”) require that we give to you when we ask you to sign a proxy card to vote your stock at the Annual Meeting.

What is the purpose of the Annual Meeting?

At our Annual Meeting, shareholders will act upon the matters outlined in the Notice, including (1) the election of ten directors to the Board of Directors, each for a one-year term, (2) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm (this proposal is referred to as the “Ratification of KPMG”), which will be voted upon by the holders of our Common Stock, (3) one shareholder proposal and (4) the transaction of such other business as may arise that can properly be conducted at the Annual Meeting or any adjournment or postponement thereof. Also, management will report on the Company’s performance during the last fiscal year and respond to questions from shareholders.

What is “householding” and how does it affect me?

With respect to eligible shareholders who share a single address, we are sending only one proxy statement to that address unless we received instructions to the contrary from any shareholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a shareholder of record residing at such address wishes to receive a separate proxy statement in the future, he or she may contact EXCO Resources, Inc., 12377 Merit Drive, Suite 1700, Dallas, Texas 75251, Attn: Secretary or call (214) 368-2084 and ask for investor relations. Eligible shareholders of record receiving multiple copies of our proxy statement can request householding by contacting us in the same manner. Shareholders who own shares through a bank, broker or other nominee can request householding by contacting the nominee.

We hereby undertake to deliver promptly, upon written or oral request, a copy of the proxy statement to a shareholder at a shared address to which a single copy of the document was delivered. Requests should be directed to the address or phone number set forth above.

SEC rules permit companies to send you a notice that proxy information is available on the Internet, instead of mailing you a complete set of materials. In the future, the Company may choose to distribute proxy information in this manner.

What should I do if I receive more than one set of voting materials?

Despite our efforts related to householding, you may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. Similarly, if you are a shareholder of record and hold shares in a brokerage account, you will receive a proxy card and a voting instruction card. Please complete, sign, date and return each proxy card and voting instruction card that you receive to ensure that all your shares are voted.

What is the record date and what does it mean?

The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting is the close of business on April 22, 2010 (the “Record Date”). The Record Date is established by the Board of Directors as required by Texas law. On the Record Date, 212,429,054 shares of Common Stock were issued and outstanding.

Who is entitled to vote at the Annual Meeting?

Subject to the limitations set forth below, shareholders at the close of business on the Record Date may vote at the Annual Meeting.

What are the voting rights of the shareholders?

Each holder of Common Stock is entitled to one vote per common share on all matters to be acted upon at the Annual Meeting. Neither the Company’s Third Amended and Restated Articles of Incorporation, as amended, nor its Second Amended and Restated Bylaws, as amended, allow for cumulative voting rights.

The presence, in person or by proxy, of the holders of a majority of the voting power of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum to transact business. If a quorum is not present or represented at the Annual Meeting, the shareholders entitled to vote thereat, present in person or by proxy, may adjourn the Annual Meeting from time to time without notice or other announcement until a quorum is present or represented.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name with Continental Stock Transfer & Trust Company, the Company’s stock transfer agent, you are considered the shareholder of record with respect to those shares. The proxy statement, annual report and proxy card have been sent directly to you by the Company.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of these shares, and your shares are held in “street name.” The proxy statement, annual report and proxy card have been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instructions included in the mailing or by following their instructions for voting by telephone or the Internet.

What is a broker non-vote?

Under the rules of the New York Stock Exchange (“NYSE”), brokers who hold shares on behalf of their customers have the authority to vote on certain proposals when they have not received instructions from beneficial owners. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Your broker has discretionary authority to vote your shares with respect to the Ratification of KPMG. Your broker does not have discretionary authority to vote your shares with respect to the election of directors or the shareholder proposal in the absence of specific instructions from you.

How do I vote my shares?

If you are a record holder, you may vote your Common Stock at the Annual Meeting in person or by proxy. To vote in person, you must attend the Annual Meeting and obtain and submit a ballot. The ballot will be provided at the meeting. To vote by proxy, you must do one of the following:

•	USE THE TOLL-FREE NUMBER shown on your proxy card;

•	VISIT THE WEBSITE shown on your proxy card to vote via the Internet;

•	MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope; OR

•	VOTE IN PERSON by appearing at the Annual Meeting and submitting a ballot at the meeting.

The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow you to vote your shares and to confirm that your instructions have been properly recorded. Please refer to your proxy card or the information forwarded by your bank, broker or other nominee to see which options are available to you. The proxy card is fairly simple to complete, with specific instructions right on the card. By completing and submitting it, you will direct the designated persons (known as “proxies”) to vote your Common Stock at the Annual Meeting in accordance with your instructions. The Board of Directors has appointed Douglas H. Miller, Stephen F. Smith and William L. Boeing to serve as the proxies for the Annual Meeting.

Your proxy card will be valid only if you sign, date and return it before the Annual Meeting. If you complete all of the proxy card except the voting instructions, then the designated proxies will vote your shares “for” the election of the nominated directors, “for” the Ratification of KPMG and “against” the shareholder proposal. We do not anticipate that any nominee for election to the Board of Directors will be unable to serve or that any other matters will come before the meeting, but if a nominee is unable to serve, or if any other matters properly come before the meeting, then the designated proxies will vote your shares in accordance with applicable law and their judgment.

If you hold your shares in “street name,” in addition to the proxy solicitation materials we have provided to the street name holder, the street name holder should provide to you the street name holder’s own request for voting instructions. By completing the voting instruction card, you may direct your street name holder how to vote your shares. Alternatively, if you want to vote your street name shares at the Annual Meeting, you must contact your broker directly in order to obtain a proxy issued to you by your nominee holder. Note that a broker letter that identifies you as a shareholder is not the same as a nominee-issued proxy. If you fail to bring a nominee-issued proxy to the Annual Meeting, you will not be able to vote your nominee-held shares at the Annual Meeting.

If you are a Company employee participating in the Company 401(k) plan, then you may be receiving this material because of the Common Stock held for you in the plan. In that case, you may use the enclosed proxy card to instruct the plan trustees how to vote those shares. The trustees will vote the shares in accordance with your instructions and the terms of the plan.

The plan trustees may vote the shares held for you even if you do not direct them how to vote. The trustees will vote any shares for which they do not receive instructions in the same proportion as they vote the shares for which they receive instructions.

Are votes confidential? Who counts the votes?

The votes of all shareholders will be held in confidence from directors, officers and employees of the Company except: (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (b) in case of a contested proxy solicitation; (c) if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or (d) to allow the independent inspectors of election to certify the results of the vote.

An automated system administered by the Company’s transfer agent tabulates the votes. Each proposal is tabulated separately.

Can I vote my shares in person at the Annual Meeting?

Yes. If you are a shareholder of record, you may vote your shares at the meeting by completing a ballot at the meeting.

However, if you are a “street name” holder, you may vote your shares in person only if you obtain a legal proxy from your broker or nominee giving you the right to vote the shares.

Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

What are my choices when voting?

In the election of directors, shareholders may vote for all director nominees or may withhold their votes as to one or more director nominees. With respect to the Ratification of KPMG and the shareholder proposal, shareholders may vote for the proposals, against the proposals, or abstain from voting on the proposals.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposal 1—FOR the election of each nominee for director.

Proposal 2—FOR the Ratification of KPMG.

Proposal 3—AGAINST the shareholder proposal.

Why does the Board recommend that I vote against the shareholder proposal?

The Board of Directors and the nominating and corporate governance committee believe that the Company’s existing nominating process is designed to identify the best possible nominees for the Board, regardless of the nominees’ gender, racial background, religion, ethnicity or other classification. Although the Board agrees with the merits of achieving diversity throughout the Company, the Board believes that the proposal could impede the Board’s ability to select the most suitable and qualified candidates for membership on the Board and would impose unnecessary administrative burdens and costs.

The Board and the nominating and corporate governance committee aim to assemble a diverse group of candidates and believe that no single criterion such as gender or minority status is determinative in obtaining diversity on the Board. The Board and the nominating and corporate governance committee are supportive of qualified candidates who would provide the Board with greater diversity, but believe that the shareholder proposal provides an inappropriate method for increasing Board diversity. The Board believes it is important to maintain flexibility in the nominating process in order to ensure that the most qualified available candidates are selected as directors in light of the Company’s evolving needs and circumstances.

What if I do not specify how I want my shares voted?

If you do not specify on your proxy card (or when giving your proxy by telephone or over the Internet) how you want to vote your shares, we will vote them, and such shares will be voted in the following manner:

Proposal 1—FOR the election of each nominee for director.

Proposal 2—FOR the Ratification of KPMG.

Proposal 3—AGAINST the shareholder proposal.

Can I change my vote?

Yes. You may revoke your proxy at any time by any of the following means:

•	Attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not by itself revoke a proxy. You must vote your shares at the meeting to revoke your proxy.

•	Completing and submitting a new valid proxy bearing a later date by Internet, telephone or mail.

•

Giving written notice of revocation to the Company addressed to William L. Boeing, Vice President, General Counsel and Secretary, at the Company’s address above, which notice must be received before noon on June 16, 2010.

What percentage of the vote is required to approve the election of each director nominee?

Assuming the presence of a quorum, the ten director nominees who receive the most votes from the holders of the shares of our Common Stock for their election will be elected, i.e., the affirmative vote of the holders of a plurality of the shares of Common Stock voting at the Annual Meeting is required for the election of the director nominees. However, pursuant to the Company’s Corporate Governance Guidelines, if a director nominee in an uncontested election receives a greater number of votes “withheld” than votes “for” his election, the nominee must promptly tender his resignation to the Board of Directors. The Board’s nominating and corporate governance committee, or alternatively the independent directors of the Board of Directors (which will specifically exclude any director who is required to offer his own resignation), shall recommend to the Board of Directors whether to accept the resignation offer. The Board of Directors will consider and act on the recommendation and will publicly disclose the Board’s decision with regard to any resignation offered under these circumstances, including, if applicable, the reasons for rejecting the offered resignation.

What percentage of the vote is required to approve the Ratification of KPMG?

The affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the subject matter at the Annual Meeting is required to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm.

What percentage of the vote is required to approve the shareholder proposal?

The affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the subject matter at the Annual Meeting is required to approve the shareholder proposal.

How are votes withheld, abstentions and broker non-votes treated?

Abstentions or votes withheld are included in the determination of the number of shares present for determining a quorum for all proposals. Votes withheld will have no effect with respect to the election of directors except that if a director nominee in an uncontested election receives a greater number of votes “withheld” than votes “for” his election, the nominee will be required to tender his resignation to the Board of Directors for consideration in accordance with the Company’s majority voting policy which is described under “—What percentage of the vote is required to approve the election of each director nominee?” and “Election of Directors (Proposal 1).” Abstentions will have the same effect as a vote against the Ratification of KPMG and the shareholder proposal.

Broker non-votes are included in the determination of the number of shares present for determining a quorum at the meeting. Broker non-votes will have no effect on the election of directors, the Ratification of KPMG and the shareholder proposal.

Who are the proxy solicitors, what are the solicitation expenses and who pays the cost of this proxy solicitation?

Our Board of Directors is asking for your proxy, and we will pay all of the costs of asking for shareholder proxies. We have hired D.F. King & Co., Inc. (“D.F. King”) to help us send out the proxy materials and to ask for proxies. In connection with its retention by us, D.F. King has agreed to provide consulting and analytic services and provide solicitation services with respect to banks, brokers, institutional investors and individual shareholders. D.F. King’s fee for these services is $5,000, plus reimbursement of reasonable out-of-pocket expenses, including telephone calls. We have agreed to indemnify D.F. King against certain liabilities and expenses, including liabilities under the federal securities laws. We can ask for proxies through the mail or personally by telephone or the Internet. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of Common Stock. We may use officers and employees of the Company to ask for proxies, as described below.

Is this proxy statement the only way that proxies are being solicited?

No. In addition to the solicitation of proxies by use of the mail, officers and employees of the Company may solicit the return of proxies, either by mail, telephone, facsimile, e-mail or through personal contact. These officers and employees will not be additionally compensated but will be reimbursed for out-of-pocket expenses.

Brokerage houses and other custodians, nominees and fiduciaries, in connection with shares of the Common Stock registered in their names, will be requested to forward solicitation material to the beneficial owners of shares of Common Stock.

Are there any other matters to be acted upon at the Annual Meeting?

Management does not intend to present any business at the Annual Meeting for a vote other than the matters set forth in the Notice and has no information that others will do so. If other matters requiring a vote of the shareholders properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with applicable law and their judgment on such matters.

Where can I find voting results?

The Company expects to publish the voting results in a Current Report on Form 8-K within four business days after the Annual Meeting.

Who can help answer my questions?

The information provided above in this “Question and Answer” format is for your convenience only and is merely a summary of the information contained in this proxy statement. We urge you to carefully read this entire proxy statement, including the attached appendices and the documents we refer to in this proxy statement. If you have any questions, or need additional material, please feel free to call our proxy solicitor, D.F. King, toll-free at (888) 567-1626.

ELECTION OF DIRECTORS

(Proposal 1)

The Board of Directors has nominated ten directors for election at the Annual Meeting by the shareholders (the “Director Nominees”). The current size of the Board of Directors of the Company is ten. Pursuant to certain letter agreements that the Company entered into with funds managed by Oaktree Capital Management, LP (collectively, the “Oaktree Funds”) and Ares Management LLC (together with its affiliates, “Ares”) at the closing in March 2007 of a transaction in which we sold shares of preferred stock to certain investors (which preferred stock was converted into common stock during 2008), Oaktree and Ares, respectively, each have the right to nominate one director for election at any annual meeting of shareholders so long as Oaktree and Ares, respectively, each beneficially own at least 10,000,000 shares of Common Stock. As of the Record Date, Oaktree and Ares each own in excess of 10,000,000 shares of Common Stock. As a result, Messrs. Ford and Serota have been nominated by Oaktree and Ares, respectively, as well as by our Board of Directors, for election at the Annual Meeting. Set forth below are the ten Director Nominees to be elected by the shareholders to serve until the Annual Meeting of Shareholders in 2011 or until their respective successors have been duly elected and qualified. Shareholders will be unable to vote the proxies held by them for more than ten persons.

To be elected as a director, each Director Nominee must receive a plurality of the votes cast by the shareholders entitled to vote for the election of directors. However, pursuant to the Company’s Corporate Governance Guidelines, in an uncontested election of directors, any Director Nominee who has a greater number of votes “withheld” from his election than votes “for” such election (a “Majority Withheld Vote”) is required to promptly tender his resignation following certification of the shareholder vote. The nominating and corporate governance committee will recommend to the Board of Directors whether to accept such resignation; however, if each member of the nominating and corporate governance committee received a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote shall appoint a committee amongst themselves and recommend to the Board of Directors whether to accept such resignation.

The Board of Directors will act upon such recommendation within 90 days following certification of the shareholder vote and will promptly disclose its decision whether to accept the director’s resignation offer (and, if applicable, the reasons for rejecting the resignation offer) in a press release. Should any Director Nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election, in his or her stead, of any other person the Board of Directors may nominate or designate. Each Director Nominee has expressed his intention to serve the entire term for which election is sought.

Directors and Nominees

The following table sets forth the name, age and positions of each director currently serving on our Board of Directors:

Name	Age	Position
Douglas H. Miller	62	Chairman and Chief Executive Officer
Stephen F. Smith	69	Vice Chairman, President and Chief Financial Officer
Jeffrey D. Benjamin(1)(2)(3)	48	Director
Vincent J. Cebula(2)(3)	46	Director
Earl E. Ellis(2)	68	Director
B. James Ford(2)(3)	41	Director
Mark Mulhern(1)(2)	50	Director
T. Boone Pickens	81	Director
Jeffrey S. Serota(1)(2)(3)	44	Director
Robert L. Stillwell(2)(3)	73	Director

(1)	Member of the audit committee.

(2)	Member of the compensation committee.

(3)	Member of the nominating and corporate governance committee.

The biographies of the Director Nominees are as follows:

Douglas H. Miller became the Chairman of our Board of Directors and our Chief Executive Officer in December 1997. Mr. Miller was Chairman of the Board of Directors and Chief Executive Officer of Coda Energy, Inc., or Coda, an independent oil and natural gas company, from October 1989 until November 1997 and served as a director of Coda from 1987 until November 1997. Mr. Miller has extensive experience and knowledge of the Company, the oil and gas industry and capital markets as well as significant strategic and executive leadership experience. Since he is responsible for, and familiar with, our day-to-day operations and implementation of our overall strategy, his insights into our performance and into the industry are critical to board discussions and to our success. See “—Transactions with Related Persons—Corporate use of personal aircraft” for a description of certain related person transactions involving Mr. Miller.

Stephen F. Smith joined us in June 2004 as Vice Chairman of our Board of Directors and was appointed President and Secretary in October 2005. He served as our Secretary until April 2006. Mr. Smith began serving as our Chief Financial Officer in June 2009. Prior to joining us, Mr. Smith was co-founder and Executive Vice President of Sandefer Oil and Gas, Inc., an independent oil and gas exploration and production company, from January 1980 to June 2004. Mr. Smith was one of our directors from March 1998 to July 2003. Prior to 1980, Mr. Smith was an Audit Partner with Arthur Andersen LLP. Mr. Smith has extensive experience and knowledge of the Company and the oil and gas industry as well as significant accounting, finance and executive leadership experience. Since he is responsible for, and familiar with, our day-to-day operations and financial condition, his insights into our performance and into the industry are critical to board discussions and to our success. See “—Transactions with Related Persons—Subcontractor relationship” for a description of a related person transaction involving Mr. Smith’s son.

Jeffrey D. Benjamin became one of our directors in October 2005 and was previously one of our directors from August 1998 through July 2003 and a director of our parent holding company from July 2003 through its merger into us. Since June 2008, Mr. Benjamin has been a Senior Advisor to Cyrus Capital Partners, LP. From September 2002 until June 2008, Mr. Benjamin was a Senior Advisor to Apollo Management, LP. With his history at Apollo Management and Cyrus Capital Partners, Mr. Benjamin has extensive financial, capital markets and strategic experience. Mr. Benjamin is currently a director of Harrah’s Entertainment, Inc., Virgin Media Inc. and Spectrum Group International, Inc. During the past five years, Mr. Benjamin also served on the board of directors of Chiquita Brands International, Inc., Dade Behring Holdings, Inc., Goodman Global, Inc. and Mandalay Resort Corp. In connection with his service as a director of seven public companies other than EXCO over the past nine years, Mr. Benjamin served on five compensation committees (including two as chairman), four audit committees and four nominating and corporate governance committees (including one as chairman), all of which provide him with important insights into corporate governance, financial reporting and oversight, executive compensation and board functions. In addition, Mr. Benjamin has deep knowledge of the Company and its business, having served on our and our affiliates’ boards since 1998. Mr. Benjamin holds a Master of Science (MBA) in Management from the Sloan School of Management at MIT, with a concentration in Finance, and has 24 years of investment banking and investment management experience.

Vincent J. Cebula became one of our directors on March 30, 2007. Mr. Cebula previously served as a director of EXCO Resources and EXCO Holdings Inc. from July 2003 until October 2005. Mr. Cebula is a Managing Director of Jefferies Capital Partners, a private equity investment firm. Prior to joining Jefferies in November 2007, Mr. Cebula was a Managing Director of Oaktree Capital Management, L.P., a global investment firm, and its predecessor where he was a founding member of Oaktree’s Principal Opportunities Funds since 1994. During the past five years, Mr. Cebula served as a director of publicly-traded Cherokee International Corporation. During the past sixteen years, Mr. Cebula has been a director of three publicly traded companies and six private companies, and has had responsibility for the investment and oversight of over $1.5 billion of capital deployed in the equity and debt securities of over twenty companies in many industries including oil and gas, which was the largest portion of these investment assets. Mr. Cebula’s background and experience provide him with extensive investment, capital markets and strategic experience, as well as important insights into corporate governance, executive compensation and board functions. In addition, Mr. Cebula has deep knowledge of the Company and its business, having served on our and our affiliates’ boards since 2003.

Earl E. Ellis became one of our directors in October 2005 and was previously one of our directors from March 1998 through July 2003. Mr. Ellis has served as chairman and chief executive officer of Whole Harvest Foods, formerly Carolina Soy Products, an edible oil product manufacturing company since September 2003. Mr. Ellis has also been a private investor since 2001. He served as a director of Coda from 1992 until 1996. Mr. Ellis served as a managing partner of Benjamin Jacobson & Sons, LLC, specialists on the New York Stock Exchange. He had been associated with Benjamin Jacobson & Sons, LLC from 1977 to 2001 and was a member of the NYSE for over thirty years. Mr. Ellis’s background and experience provide him with extensive investment, capital markets and executive leadership experience, familiarity with our industry and important insights into corporate governance, financial reporting and oversight, executive compensation and board functions. In addition, Mr. Ellis has deep knowledge of the Company and its business, having served on our and our affiliates’ boards since 1998. Mr. Ellis is a graduate of Baylor University, with a degree in economics.

B. James Ford became one of our directors on December 1, 2007. Mr. Ford is a Managing Director of Oaktree where he has worked since 1996. Mr. Ford is a co-portfolio manager of Oaktree’s Principal Opportunities Funds, which invest in controlling and minority positions in private and public companies. Mr. Ford serves on the Board of Directors of Crimson Exploration, Inc. as well as a number of private companies and not-for-profit entities. He is also an active member of the Children’s Bureau Board of Directors and serves as a trustee for the Stanford Graduate School of Business Trust. Prior to becoming portfolio manager, Mr. Ford led the group’s media and energy investing. Mr. Ford joined Oaktree in 1996 following graduation from the Stanford Graduate School of Business. Previously, Mr. Ford served as a consultant at McKinsey & Co., an analyst at PaineWebber Incorporated, and as an asset manager/acquisitions analyst at National Partnership Investments

Corp., a real estate investment firm. Mr. Ford’s background and experience provide him with extensive investment, capital markets and strategic experience, as well as important insights into corporate governance and board functions. In addition to his graduate degree, Mr. Ford received a B.A. degree in Economics from the University of California at Los Angeles.

Mark Mulhern became one of our directors on February 1, 2010. Mr. Mulhern is chief financial officer of Progress Energy, Inc. and oversees its financial services group. Mr. Mulhern joined Progress Energy in 1996 as vice president and controller. Before joining Progress Energy, Mr. Mulhern was the chief financial officer at Hydra Co Enterprises, the independent power subsidiary of Niagara Mohawk. He also spent eight years at PricewaterhouseCoopers LLP in Syracuse, New York, serving a wide variety of manufacturing and service businesses. Mr. Mulhern serves on the Edison Electric Institute Financial Executive Advisory Committee and is on the board of directors of Habitat for Humanity of North Carolina. He is a 1982 graduate of St. Bonaventure University. Mr. Mulhern is a certified public accountant, a certified management accountant and a certified internal auditor. Mr. Mulhern’s background and experience provide him with extensive knowledge of the energy industry as well as significant finance and executive leadership experience and important insights into financial reporting and oversight, executive compensation and board functions. Mr. Mulhern has also completed the nuclear executive program at the Massachusetts Institute of Technology.

T. Boone Pickens became one of our directors in October 2005 and was previously one of our directors from March 1998 through July 2003. Mr. Pickens has served as the Chairman and CEO of BP Capital LP since September 1996 and Mesa Water, Inc. since August 2000 and is a board member of Clean Energy Fuels Corp. BP Capital LP or affiliates is the general partner and an investment advisor of private funds investing in energy commodities (BP Capital Energy Fund) and publicly-traded energy equities (BP Capital Equity Fund and its offshore counterpart). Clean Energy Fuels Corp. is the largest provider of natural gas (CNG and LNG) and related services in North America. He was the founder of Mesa Petroleum Co., an independent oil and natural gas exploration and production company. He served as CEO and Chairman of the Board of Mesa Petroleum Co. from its inception until his departure in 1996. Mr. Pickens’s background and experience provide him with extensive knowledge of the oil and gas industry as well as significant investment and strategic leadership experience and important insights into corporate governance and board functions. In addition, Mr. Pickens has deep knowledge of the Company and its business, having served on our and our affiliates’ boards from 1998 through 2003 and since 2005.

Jeffrey S. Serota became one of our directors on March 30, 2007. Mr. Serota previously served as a director of EXCO Resources and EXCO Holdings from July 2003 until October 2005. He has served as a Senior Partner of Ares Management LLC, an alternative asset investment firm, since September 1997. Prior to joining Ares, Mr. Serota worked at Bear Stearns from March 1996 to September 1997, where he specialized in providing investment banking services to financial sponsor clients of the firm. He currently serves on the board of directors of SandRidge Energy, Inc., WCA Waste Corporation and Douglas Dynamics, Inc. Mr. Serota has over 20 years of experience managing investments in, and serving on the boards of directors of, companies operating in various industries, including in the oil and natural gas exploration and production industries. Mr. Serota’s background and experience provide him with extensive investment, capital markets and strategic experience, as well as important insights into corporate governance, financial reporting and oversight, executive compensation and board functions. Mr. Serota received a Bachelor of Science degree in Economics from the University of Pennsylvania’s Wharton School of Business and received a Master of Business Administration degree from UCLA’s Anderson School of Management.

Robert L. Stillwell became one of our directors in October 2005. Mr. Stillwell has served as the General Counsel of BP Capital LP, Mesa Water, Inc. and affiliated companies engaged in the petroleum business since 2001. Mr. Stillwell was a lawyer and Senior Partner at Baker Botts LLP in Houston, Texas from 1969 to 2001. He also served as a director of Mesa Petroleum Co. and Pioneer Natural Resources Company from 1969 to 2001. Mr. Stillwell’s background and experience provide him with extensive knowledge of the oil and gas industry as well as significant legal experience and important insights into corporate governance, executive compensation and board functions.

All of the Director Nominees are currently serving on our Board of Directors. There are no family relationships between any of our directors or executive officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT

SHAREHOLDERS VOTE FOR EACH DIRECTOR NOMINEE

FOR THE BOARD OF DIRECTORS.

Board Committees and Meetings

Our Board of Directors has an audit committee, a compensation committee, and a nominating and corporate governance committee.

Audit Committee. The audit committee of our Board of Directors recommends the appointment of our independent registered public accountants, reviews our internal accounting procedures and financial statements and consults with and reviews the services provided by our independent registered public accountants, including the results and scope of their audit. The audit committee is currently comprised of Messrs. Benjamin (chair), Mulhern and Serota, each of whom are independent within the meaning of applicable SEC and NYSE rules. On February 22, 2010, Mr. Ellis rotated off of the audit committee and Mr. Mulhern joined the audit committee. The Board of Directors has designated Mr. Benjamin as an audit committee financial expert, as currently defined under the SEC rules implementing the Sarbanes-Oxley Act of 2002. See “—Corporate Governance—Director Independence.” We believe that the composition and functioning of our audit committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, as well as NYSE and SEC rules and regulations. The audit committee held eight meetings during the fiscal year ended December 31, 2009.

The audit committee operates under a formal charter adopted by the Board of Directors that governs its duties and conduct. Copies of the charter can be obtained free of charge from the Company’s web site at www.excoresources.com or by contacting us at the address appearing on the first page of this proxy statement to the attention of Secretary or by telephone at (214) 368-2084.

Compensation Committee. The compensation committee of our Board of Directors reviews and recommends to our Board of Directors the compensation and benefits for all of our executive officers, administers our stock plans, and establishes and reviews general policies relating to compensation and benefits for our employees. The compensation committee is currently comprised of Messrs. Stillwell (chair), Benjamin, Cebula, Ellis, Ford, Mulhern and Serota, each of whom are independent within the meaning of applicable NYSE rules. Mr. Mulhern joined the compensation committee on February 22, 2010. During 2009, each director who served on the compensation committee was a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). For the 2010 fiscal year, all members of the compensation committee currently qualify as non-employee directors. Each member of the compensation committee is also an “outside director” as defined for purposes of 162(m) of the Internal Revenue Code of 1986, as amended. See “Corporate Governance—Director Independence.” We believe that the composition and functioning of our compensation committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, as well as NYSE and SEC rules and regulations. The compensation committee held four meetings during the fiscal year ended December 31, 2009.

The compensation committee operates under a formal charter adopted by the Board of Directors that governs its duties and conduct. Copies of the charter can be obtained free of charge from the Company’s web site at www.excoresources.com or by contacting us at the address appearing on the first page of this proxy statement to the attention of Secretary or by telephone at (214) 368-2084.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee of our Board of Directors is responsible for:

•	reviewing the appropriate size, function and needs of the Board of Directors;

•	developing the Board’s policy regarding tenure and retirement of directors;

•	establishing criteria for evaluating and selecting new members of the Board, subject to Board approval thereof;

•	identifying and recommending to the Board for approval individuals qualified to become members of the Board of Directors, consistent with criteria established by the committee and by the Board;

•	overseeing the evaluation of management and the Board; and

•	monitoring and making recommendations to the Board on matters relating to corporate governance.

The nominating and corporate governance committee currently consists of Messrs. Cebula (chair), Benjamin, Ford, Serota and Stillwell, each of whom is independent within the meaning of applicable NYSE rules. We believe that the composition and functioning of our nominating and corporate governance committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, as well as NYSE and SEC rules and regulations. See “Corporate Governance—Director Independence.” The nominating and corporate governance committee held four meetings during the fiscal year ended December 31, 2009.

The nominating and corporate governance committee operates under a formal charter adopted by the Board of Directors that governs its duties and conduct. Copies of the charter can be obtained free of charge from the Company’s web site at www.excoresources.com or by contacting us at the address appearing on the first page of this proxy statement to the attention of Secretary or by telephone at (214) 368-2084.

The Board of Directors held nine meetings during the fiscal year ended December 31, 2009. During 2009, each director attended 75% or more of the aggregate number of meetings held by the Board of Directors and the committees of the Board of Directors on which such director serves, if any. We do not have a Board policy on director attendance at the Company’s Annual Meeting of Shareholders. The Company held its 2009 Annual Meeting of Shareholders on June 4, 2009. All members of the Board of Directors except Mr. Mulhern, who began serving on the Board of Directors on February 1, 2010, attended the 2009 Annual Meeting of Shareholders.

Report of the Audit Committee

The following is the report of the audit committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2009, which includes the consolidated balance sheets of the Company as of December 31, 2009 and December 31, 2008, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009, and the notes thereto. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed with the SEC” or subject to the liabilities of Section 18 of the Exchange Act nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

Review and Discussions with Management.

The audit committee has reviewed and discussed the Company’s audited financial statements with management.

Review and Discussions with Independent Registered Public Accounting Firm.

Pursuant to the terms of the audit committee’s charter, the audit committee meets as often as it determines, but no less than once per fiscal quarter. The audit committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 114, as amended, “Communication with audit committees” that includes, among other items, matters related to the conduct and the results of the audit of the Company’s financial statements.

The audit committee has also received written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the audit committee concerning independence and has discussed with KPMG LLP their independence from the Company. The audit committee has also reviewed and discussed the selection, application and disclosure of the critical accounting policies of the Company with KPMG LLP.

Based on the review and discussions referred to above, the audit committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

AUDIT COMMITTEE

Jeffrey D. Benjamin, Chairman

Earl E. Ellis*

Mark Mulhern**

Jeffrey S. Serota

*	Effective February 22, 2010, Mr. Ellis no longer serves on the Audit Committee.

**	Mr. Mulhern was appointed to the audit committee on February 22, 2010 and therefore did not participate in the audit committee’s review of the Company’s financial statements for fiscal 2007, 2008 or 2009 or the recommendation referred to above.

Director Compensation

The following table provides compensation information for the one year period ended December 31, 2009 for each non-employee member of our Board of Directors:

2009 FISCAL YEAR DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jeffrey D. Benjamin	$85,000	—	$148,145	—	—	—	$233,145
Vincent J. Cebula	$40,000	—	$148,145	—	—	—	$188,145
Earl E. Ellis	$35,000	—	$148,145	—	—	—	$183,145
B. James Ford	$32,871	—	$148,145	—	—	—	$181,016
Mark Mulhern(3)	$—	—	—	—	—	—	—
T. Boone Pickens	$25,000	—	$148,145	—	—	—	$173,145
Jeffrey S. Serota	$37,871	—	$148,145	—	—	—	$186,016
Robert L. Stillwell	$40,000	—	$148,145	—	—	—	$188,145
Robert H. Niehaus(4)	$15,000	—	—	—	—	—	$15,000
Rajath Shourie(5)	$12,857	—	—	—	—	—	$12,857

(1)	Includes the amount of cash fees forgone at the election of Messrs. Benjamin and Ellis and either paid during 2009 or deferred until a later date in shares of our Common Stock pursuant to the Amended and Restated 2007 Director Plan of EXCO Resources, Inc. See “—Director Plan.”

(2)	This column represents the aggregate grant date fair value of stock options granted to each non-employee director in 2009 in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718—Compensation—Stock Compensation, with the exception that the amount shown assumes no forfeitures. Assumptions used in the calculation of these amounts are included in “Note 2. Summary of significant accounting policies—Stock options” and “Note 12. Stock options” to our audited financial statements for the fiscal year ended December 31, 2009 included in our Annual Report on Form 10-K filed with the SEC on February 24, 2010 and amended on March 3, 2010. Pursuant to the policies of Oaktree, Mr. Ford has assigned all economic and pecuniary interest and voting rights with respect to his director fees, including stock option awards, to the Oaktree Funds. Pursuant to the policies of Ares, Mr. Serota has assigned all economic and pecuniary interests and voting rights with respect to his director fees, including stock option awards, to Ares.

(3)	Mr. Mulhern did not serve on our board of directors in 2009. Mr. Mulhern was granted an option to purchase 65,000 shares of our Common Stock on February 1, 2010 in connection with his appointment to the board of directors.

(4)	Mr. Niehaus did not stand for re-election at our 2009 annual meeting of shareholders so he ceased serving on the board of directors on June 4, 2009.

(5)	Mr. Shourie did not stand for re-election at our 2009 annual meeting of shareholders so he ceased serving on the board of directors on June 4, 2009.

Cash Compensation. Our non-employee directors were paid an annual retainer of $25,000 in 2009. The chair of each committee was paid an additional $10,000 in 2009, other than the chair of the audit committee who was paid an additional $50,000. Each other committee member was paid an additional $5,000 in 2009. We pay no additional remuneration to our employees serving as directors. All directors, including our employee directors, are reimbursed for reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors and committee meetings.

In May 2009, the compensation committee engaged Hewitt Consulting (“Hewitt”) to conduct a competitive market analysis of our outside director compensation program. Hewitt’s survey included market data from the same peer group of publicly-traded oil and natural gas companies described under the heading “Compensation Discussion and Analysis—Setting Executive Compensation.” Hewitt’s survey concluded that the total compensation paid to each outside director was below the twenty-fifth percentile of our peer group, particularly as a result of the $25,000 annual retainer falling significantly below the twenty-fifth percentile of our peer group. The fees paid to our outside directors have not been changed since before our initial public offering in February 2006. Based on Hewitt’s survey and the overall performance of the Company in 2009, effective January 1, 2010, the Board of Directors raised the annual retainer from $25,000 to $40,000. The other fees paid for chairman and committee service will remain the same in 2010.

Option Grant. On December 1, 2009, each of our non-employee directors received an option to purchase 15,000 shares, which included a special grant of an option to purchase 10,000 shares and an annual grant under the Director Plan (as described below) of an option to purchase 5,000 shares. The exercise price per share of each option was set at the closing price of our Common Stock on the NYSE on December 1, 2009. The option has a term of ten years, with 25% of the shares subject to the option (3,750 shares) vesting immediately and the balance vesting in equal proportions on the next three anniversary dates. The unvested shares subject to the option will be forfeited if a director ceases to serve on the Board of Directors for any reason. In addition, no shares granted under the Director Plan will vest, and the shares that would otherwise have vested will be forfeited, in any fiscal year in which a director attends less than 75% of the Board of Directors meetings held for that fiscal year. However, this option will be subject to acceleration upon a change of control as defined under the Amended and Restated EXCO Resources, Inc. 2005 Long-Term Incentive Plan, or Incentive Plan.

Director Plan. On November 8, 2006, the Board of Directors adopted the 2007 Director Plan of EXCO Resources, Inc. (as amended, we refer to this plan as the “Director Plan”). The Director Plan permits the non-employee directors who receive fees for their service on the Board of Directors and its committees to make an annual election to receive their fees (i) entirely in cash, (ii) 50% in cash and 50% in our Common Stock, or (iii) entirely in our Common Stock. Due to certain regulatory reasons, Mr. Pickens received his fees for service during 2009 in cash. Messrs. Cebula, Ford, Serota and Stillwell received cash for their service during 2009. Messrs. Benjamin and Ellis elected to receive their fees for service during 2009 entirely in our Common Stock. Mr. Mulhern elected to receive his director fees 50% in cash and 50% in our Common Stock during 2010. None of our other directors elected to change the manner in which they will receive director fees in 2010. All director fees are paid on a quarterly basis. Payments in the form of our Common Stock are issued as of the payment date, which is the first business day following the end of the fiscal quarter, at the closing price of our Common Stock on the NYSE on that date.

The Director Plan also permits non-employee directors to defer the payment of his or her director fees (employee directors do not receive fees in their capacity as directors). Directors may defer the payment of director fees, whether payable in the form of cash or our Common Stock, to (i) a specified date, (ii) his or her termination of service, (iii) the occurrence of a change of control, or (iv) the earlier of two or more of those events. This deferral is qualified to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986. Only Mr. Benjamin elected to defer the payment of his 2009 and 2010 director fees under the Director Plan.

The Director Plan was amended in November 2009 to (i) eliminate automatic stock option grants to new directors and (ii) provide for an automatic annual stock option grant to each of our directors to purchase 5,000 shares of our Common Stock beginning December 1, 2009 and each year thereafter on the third business day following the release of our third quarter earnings. The exercise price will be set at the closing price of our Common Stock on the NYSE on the date of grant. The option will have a term of ten years, with 25% of the shares subject to the option vesting immediately and the balance vesting in equal proportions on the next three anniversary dates. No shares granted under the Director Plan will vest, and the shares that would otherwise have vested will be forfeited, in any fiscal year in which a director attends less than 75% of the Board of Directors meetings held for that fiscal year. In the event a director ceases to serve for any reason, the unvested shares subject to the option will be forfeited. However, this option will be subject to acceleration upon a change of control as defined under the Incentive Plan. All shares issuable under the Director Plan, including pursuant to any option granted thereunder, will be deemed issued under the terms of the Incentive Plan.

Corporate Governance

The Company, with the oversight of the Board of Directors and its committees, operates within a comprehensive plan of corporate governance for the purpose of defining independence, assigning responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. The Company regularly monitors developments in the area of corporate governance.

Director Independence

The standards relied upon by the Board of Directors in affirmatively determining whether a director is “independent” in compliance with the rules of the NYSE are comprised, in part, of those objective standards set forth in NYSE rules. In addition, no director will qualify as “independent” unless the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with us). The following commercial or charitable relationships, although not exclusive, will not be considered to be material relationships that would impair a director’s independence: (a) the director is an executive officer or owns beneficially or of record more than a ten percent equity interest of another company that does business with us or our subsidiaries and the annual sales to, or purchases from, us or our subsidiaries are less than five percent of the annual revenues of the company he or she serves as an executive officer of; (b) the director is an executive officer or owns beneficially or of record more than a ten percent equity interest of another company which is indebted to us or our subsidiaries, or to which we or our subsidiaries are indebted, and the total amount of either company’s indebtedness to the other is less than five percent of the total consolidated assets of the company he or she serves as an executive officer of; and (c) the director serves as an officer, director or trustee of a charitable organization, and our discretionary charitable contributions to the organization are less than five percent of that organization’s total annual charitable receipts. Any automatic matching by us of employee charitable contributions will not be included in the amount of our contributions for this purpose.

The Board of Directors, in applying the above-referenced standards, has affirmatively determined that our current “independent” directors are: Jeffrey D. Benjamin, Vincent J. Cebula, Earl E. Ellis, B. James Ford, Mark Mulhern, Jeffrey S. Serota, Robert L. Stillwell and T. Boone Pickens. Robert H. Niehaus and Rajath Shourie, both of whom stepped down from the Board at the 2009 annual meeting of shareholders, were affirmatively determined to be independent directors as well. As part of the Board’s process in making such determination, each such director provided written assurances that (a) all of the above-cited objective criteria for independence are satisfied and (b) he has no other “material relationship” with us that could interfere with his ability to exercise independent judgment.

In addition to the transactions, relationships and arrangements described under the heading “—Transactions with Related Persons,” in determining that the directors above are “independent,” the Board considered the relationships described below.

In October 2006, the Company completed the acquisition of Winchester Energy Company, Ltd. from Progress Fuels Corporation, a subsidiary of Mr. Mulhern’s employer, Progress Energy, Inc., or the Winchester Acquisition. Mr. Mulhern was the president of Progress Fuels Corporation at the time of the Winchester Acquisition. The Winchester Acquisition was the largest acquisition in the Company’s history at that time and was the foundation for the Company’s position in the Haynesville shale. No disputes or other claims between the Company and Progress Fuels Corporation have occurred in connection with the Winchester Acquisition. This relationship does not disqualify Mr. Mulhern from being deemed an independent director for NYSE purposes under the objective criteria. The Board of Directors has determined that this relationship does not interfere with his ability to exercise independent judgment on behalf of the Company.

Independent Director Meetings

The Company’s independent directors held four formal meetings independent from management during the year ended December 31, 2009. Mr. Stillwell, our lead director, acted as Chairman at the meetings of the independent directors.

Director Nomination Policy

The Company has a standing nominating and corporate governance committee consisting entirely of independent directors. Each Director Nominee was recommended to the Board by the nominating and corporate governance committee for selection.

Although we have no formal policy regarding shareholder nominees, the nominating and corporate governance committee will consider all proposed nominees for the Board of Directors, including those put forward by shareholders in accordance with the procedures set forth in our Second Amended and Restated Bylaws, which require the nominating shareholder to provide timely written notice, including specific information regarding the proposed director, information regarding the nominating shareholder’s ownership of our securities and certain written representations, as described more fully in the Second Amended and Restated Bylaws. In making its recommendations to the Board of Directors, the nominating and corporate governance committee considers, at a minimum, a candidate’s qualification as “independent” under the various standards applicable to the Board and each of its committees, as well as a candidate’s depth of experience, availability and potential contributions to the Board’s diversity. The Board defines diversity as differences of viewpoint, professional experience, education and skills such as a candidate’s range of experience serving on other public company boards, the balance of the business interest and experience of the candidate as compared to the incumbent or other nominated directors, and the ability to fulfill a need for any particular expertise on the Board or one of its committees. With respect to incumbent members of the Board, the committee also considers the performance of the incumbent director. Candidates may come to the attention of the nominating and corporate governance committee from current Board members, stockholders, officers or other sources, and the committee reviews all candidates in the same manner regardless of the source of the recommendation. The Board and the nominating and corporate governance committee aim to assemble a diverse group of candidates and believe that no single criterion such as gender or minority status is determinative in obtaining diversity on the Board.

Board Leadership Structure

The Board is committed to promoting effective, independent governance of the Company. The Board strongly believes it is in the best interests of the shareholders and the Company for the Board to have the flexibility to select the best director to serve as chairman at any given time, regardless of whether that director is an independent director or the chief executive officer. Consequently, our Corporate Governance Guidelines allow the Board to determine whether to separate or combine the roles of the chairman and chief executive officer. To help ensure the independence of the Board from the chairman and chief executive officer, our Corporate Governance Guidelines require the non-management directors to appoint a lead independent director.

Currently, the Board has determined that it is in the best interests of the shareholders and the Company for Mr. Miller to serve as our chairman as well as our chief executive officer. The Board has selected Mr. Stillwell to serve as lead director in 2010.

The Board believes that this structure has been effective for the Company and continues to be best for the Company at this point in time for several reasons. The Board believes that as our founder and as a significant shareholder, Mr. Miller is well qualified to serve as our chairman and chief executive officer, and his interests are sufficiently aligned with the shareholders he represents. Mr. Miller has served as our chairman and chief executive officer since 1997 and has extensive experience and knowledge of the Company and the oil and gas industry. The Board believes the Company has been well-served by this leadership structure and by Mr. Miller’s service. Mr. Miller is the person with primary responsibility for our day-to-day operations and the execution of our strategies. Since our performance is one of the most important topics at Board meetings, it makes sense for Mr. Miller to chair such discussions. This allows him to highlight important issues without unnecessary procedural delay. It also allows him to provide the proper context and background, including access to members of management and Company and industry reports, for each issue considered by the Board. Such background material is important given our size and complexity and that of the oil and gas industry. Mr. Miller adheres to an “open door” policy in his communications with Board members and talks frequently with Board members. Furthermore, Board members are encouraged to freely communicate with any member of management at any time. The Board believes it has been beneficial, in terms of its relationship with employees, shareholders, customers, business partners, lenders and other, to provide a single voice for the Company through Mr. Miller. Having one person serve as both our chairman and chief executive officer demonstrates for our employees, shareholders, customers, business partners, lenders and others that the Company is under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations. Having a single leader for both the Company and the Board of Directors eliminates the potential for confusion or duplication of efforts, and provides clear leadership for our Company. In addition, a number of our Board seats are held by representatives of long-term significant shareholders. Each such representative is highly qualified, with extensive experience in the industry, in finance and in other relevant fields. In Mr. Miller, the Board has found an effective leader who is able to facilitate open and productive discussion, effectively utilize each individual director’s unique perspective and expertise, lead the Board in innovative and creative problem solving and, by virtue of his personal ownership in the Company, to represent the interests of our shareholders as a whole.

The Board has selected Mr. Stillwell to serve as the lead director because of his legal background, his familiarity with best practices in corporate governance and independent board leadership, his extensive experience working with Mr. Pickens on various corporate governance and shareholder initiatives and his over 40 years of experience representing oil and gas companies.

The lead director serves to ensure independent Board leadership. The lead director has frequent contact with Mr. Miller and the other members of our senior management throughout the year. As provided in our Corporate Governance Guidelines, the responsibilities of the lead director are to chair the executive sessions of the independent directors, to facilitate communication among the independent directors and to act as a liaison between the independent directors and the chief executive officer. The lead director may also perform such other roles and responsibilities as may be assigned by the nominating and corporate governance committee or the full Board.

Risk Oversight

Since 2007, our Director of Internal Audit has lead a management initiative to identify, monitor and remediate Company business risks. This effort includes the Company’s senior management team who meet periodically with our Director of Internal Audit to discuss risks and the progress towards remediating those risks. The Director of Internal Audit provides a report to the audit committee on a periodic basis regarding this effort and the specific risks being discussed.

In 2008, senior management undertook two other initiatives related to risk oversight. First, a Risk Management Committee was formed comprised of the Company’s senior management team. This committee was formed to execute oversight responsibilities across the principal areas of corporate credit and risk management, including to review and assess risk with respect to (i) our physical commodity purchase and sale arrangements/counterparties (including end-user contract exposures), transportation and gathering contracts (including firm transportation commitments) and purchase of third party gas for resale by us, (ii) our derivative contracts and counterparties, (iii) material corporate purchase commitments (e.g., rig commitments, tubular goods commitments), vendor exposure/concentration and joint interest billing obligations owed by non-operators, and

(iv) other risks identified from time to time by the committee. This committee meets on a monthly basis. Second, senior management formed a committee of senior managers from its finance, treasury, land, business development and operations functions to monitor on a regular basis the Company’s cash balances and upcoming cash funding requirements.

Finally, in early 2009, senior management initiated an Enterprise Risk Management effort. This initiative built on the corporate risk assessment initiative started in 2007. Enterprise risk management professionals from KPMG LLP were hired to assist management in the development and organization of this effort, leveraging their experience advising other companies in the oil and gas industry. Senior management and the Director of Internal Audit periodically report to the audit committee on this initiative.

The Board oversees our risk management function primarily through the audit committee with respect to financial matters and the compensation committee with respect to executive compensation matters. The periodic risk management initiative reports provided by the Director of Internal Audit and various officers allows the audit committee to stay abreast of the risks identified by management and management’s efforts to remediate and control risk, and affords the audit committee opportunities to discuss risk matters with management on a regular basis. In addition, the full Board also leverages the multi-faceted experience and backgrounds of individual board members to probe risk areas and issues with management during Board meetings.

Codes of Business Conduct and Ethics

We have adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics, and a Code of Ethics for the Chief Executive Officer and Senior Financial Officers. Copies of the codes can be obtained free of charge from our web site, www.excoresources.com, or by contacting us at the address appearing on the first page of this proxy statement to the attention of Secretary or by telephone at (214) 368-2084. We intend to post any amendments to or waivers from, our Code of Ethics that apply to our chief executive officer or senior financial officers on our web site at www.excoresources.com.

Communication with the Board of Directors

Any shareholder or other interested party who desires to make his or her concerns known to an individual director, a committee of the Board of Directors or the entire Board of Directors may do so by mail to: Board of Directors of EXCO Resources, Inc. at 12377 Merit Dr., Suite 1700, Dallas, Texas 75251. The Company’s Secretary shall forward all communications, other than communications that are not properly directed or are frivolous, to the director, specific committee, non-management director or directors, or the entire Board, as requested in the communications.

Any communications to the Company from one of the Company’s officers or directors will not be considered “shareholder communications.” Communications to the Company from one of the Company’s employees or agents will only be considered “shareholder communications” if they are made solely in such employee’s or agent’s capacity as a shareholder. Any shareholder proposal submitted pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934 will not be viewed as “shareholder communications.”

Executive Officers

The following table sets forth certain information with respect to our executive officers, other than Messrs. Douglas H. Miller and Stephen F. Smith, whose information is set forth above under the caption “—Directors and Nominees.”

Name	Age	Position
Harold L. Hickey	54	Vice President and Chief Operating Officer
William L. Boeing	55	Vice President, General Counsel and Secretary
Mark E. Wilson	50	Vice President, Chief Accounting Officer and Controller

Harold L. Hickey became our Vice President and Chief Operating Officer in October 2005. From January 2004 until October 2005, Mr. Hickey served as President of our wholly-owned subsidiary, North Coast Energy, Inc. Mr. Hickey was our Production and Asset Manager from February 2001 to January 2004. From April 2000 until he joined us, Mr. Hickey was Chief Operating Officer of Inca Natural Resources Group, L.P., an independent oil and natural gas exploration company. Prior to that, Mr. Hickey worked at Mobil Oil Corporation from 1979 to March 2000.

William L. Boeing became our Vice President, General Counsel and Secretary in April 2006. From October 1980 to March 2006, Mr. Boeing was initially an associate and later a partner at one of our outside law firms, Haynes and Boone, LLP, in Dallas, Texas.

Mark E. Wilson became our Controller and one of our Vice Presidents in August 2005. Mr. Wilson then became our Chief Accounting Officer in November 2006. He began his career in 1980 with Diamond Shamrock Corporation. Since that time, he has served in Controller roles with Maxus Energy Corporation, Snyder Oil Corporation and Repsol-YPF International. From 1993 to 1997, Mr. Wilson held managerial positions with Coopers & Lybrands’ Utility Industry Consulting practice. From September 2000 until August 2005, Mr. Wilson served as Vice President and Controller and Chief Financial Officer of Epoch Holding Corporation, a publicly traded investment management and advisory firm and registered investment adviser.

Other Officers of Our Company

Michael R. Chambers Sr., age 54, became our Vice President of Operations in February 2007 and also currently serves as the Vice President and General Manager of our East Texas/North Louisiana Division. Prior to joining EXCO Resources, Mr. Chambers was the Operations General Manager for Anadarko’s Eastern Region Operations from August 2006 to February 2007 and Rockies Production Manager from August 2000 to August 2006. Mr. Chambers joined Anadarko in January 2000. Mr. Chambers worked at Mobil Oil Corporation from 1979 to January 2000.

W. Justin Clarke, age 34, became our Assistant General Counsel and Chief Compliance Officer in January 2007. From September 2001 until January 2007, Mr. Clarke served as an associate at one of our outside law firms, Haynes and Boone, LLP, in Dallas, Texas.

Joe D. Ford, age 62, became our Vice President of Human Resources in November 2007. Prior to joining EXCO Resources, Mr. Ford was the Director of Human Resources for CARBO Ceramics Inc. from June 2002 to November 2007. CARBO Ceramics Inc. supplies ceramic proppant for fracturing natural gas and oil wells and also provides well fracture diagnostic services. Prior to working for CARBO Ceramics Inc., Mr. Ford spent his career in various human resource management capacities including a subsidiary of General Dynamics as Manager of Human Resources and Comdial Corporation as Vice President of Human Resources.

Richard L. Hodges, age 58, became our Vice President of Land in October 2000. He began his career with Texaco, Inc. and has served in various land management capacities with several independent oil and gas companies during the past 27 years. He served as Vice President of Land for Central Resources, Inc. until we acquired its properties in September 2000.

John D. Jacobi, age 56, became our Vice President of Business Development and Marketing in February 1999. In 1991, he co-founded Jacobi-Johnson Energy, Inc., an independent oil and natural gas producer, and served as its President until January 1997. He served as the Vice President and Treasurer of Jacobi-Johnson from January 1997 until May 8, 1998, when the company was sold to us.

Tommy Knowles, age 59, joined EXCO’s Appalachian subsidiary North Coast Energy, Inc. in 2004 as its Vice President of Exploration & Production, becoming President in October 2005. In August 2007, Mr. Knowles became Vice President and General Manager of our Permian/Rockies Division. Prior to joining North Coast he was the Sr. Vice President of Exploration & Production with Belden and Blake, having been employed there since 1996.

Stephen E. Puckett, age 51, became our Vice President of Reservoir Engineering in December 2006. Mr. Puckett was our Manager of Engineering and Operations from April 2000 until December 2006. From January 1998 until April 2000 he served as a petroleum engineering consultant for Petra Resources, Inc. From March 1993 until January 1998 he worked for Enserch Exploration, Inc. as a reservoir engineer. From May 1981 until January 1993 he was employed by Oryx Energy Company as an operations engineer and reservoir engineer. He is a registered professional engineer in Texas and a member of the Society of Petroleum Engineers.

J. Douglas Ramsey, Ph.D., age 49, became our Vice President—Finance and Special Assistant to the Chairman on June 30, 2009 and became our Treasurer in October 2005. From December 1997 until June 30, 2009, Dr. Ramsey served as our Chief Financial Officer. Dr. Ramsey was one of our directors from March 1998 until October 5, 2005. From March 1992 to December 1997, Dr. Ramsey worked for Coda Energy, Inc. as Financial Analyst and Assistant to the President and then as Financial Planning Manager. Dr. Ramsey also taught finance at various universities including Southern Methodist University in their undergraduate and professional MBA programs.

Paul B. Rudnicki, age 32, became our Vice President of Financial Planning and Analysis in August 2006. From July 2003 until August 2006, Mr. Rudnicki served as Financial Planning Manager. Mr. Rudnicki was a Financial Analyst and Assistant to the CFO from June 2000 to July 2003.

Marcia Reeves Simpson, age 53, joined EXCO in March 2008 as our Vice President of Engineering. Ms. Simpson was employed by J-W Operating Company—Cohort Energy as its Acquisition & Divestiture and Reservoir Engineering Manager from September 2004 until March 2008. From January 2001 until September 2004, Ms. Simpson was a Vice President for Energy Virtual Partners, a start-up exploration and production company. From September 1987 until January 2000, she worked for Mobil Oil Corporation in various leadership positions including U.S. Technology Leader. From June 1978 to September 1987, she worked in several engineering positions for Gulf Oil Corporation/Chevron Corporation. She is a registered professional engineer in Louisiana and she has served in various leadership roles with the Gas Research Institute, the Society of Petroleum Engineers and the Society of Women Engineers over her 30 year career.

Andrew C. Springer, age 48, became our Vice President of Tax in November 2008. From May 2006 until November 2008, Mr. Springer served as our Director of Tax. Mr. Springer began his career in public accounting in 1987 at Arthur Andersen LLP and was named partner in 2001 specializing in mergers and acquisitions. He joined KPMG as a partner in 2002 and served in that role until he left in 2004 to become the Corporate Tax Officer for Tuesday Morning Corporation.

Wendy L. Straatmann, age 40, joined EXCO in August 2007 as the President of our wholly-owned subsidiary, North Coast Energy, Inc. and the Vice President and General Manager of our Appalachia Division. Ms. Straatmann has prior Appalachian Basin experience working for Target Energy of Indiana, Pennsylvania. From August 2004 until joining EXCO, Ms. Straatmann was employed by Dominion Exploration & Production in various capacities, including General Manager—Rocky Mountains. Prior to joining Dominion, she was employed by Phillips Petroleum Company and Samson Resources, Inc. She is a Certified Professional Geologist.

Robert L. Thomas, age 50, became our Chief Information Officer in May 2008. Prior to joining EXCO Resources, Mr. Thomas was the Director of Strategy and Architecture in Global Information Services at ConocoPhillips. Prior to working for ConocoPhillips, Mr. Thomas served Burlington Resources in the US, Canada and UK from 1994 to 2006 in various IT management capacities. Prior to Burlington Resources, Mr. Thomas worked for Oryx Energy Company. He began his career in the seismic data processing center at Sun Oil Company in 1981, and is an active member of the Society of Exploration Geophysicists.

Compensation Discussion and Analysis

Overview of Compensation Program

The compensation committee of our Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy. The compensation committee reviews and recommends to our Board of Directors the compensation and benefits for our executive officers, administers our stock plans and assists with the establishment of general policies relating to compensation and benefits for all of our employees. The compensation committee seeks to ensure that the total compensation paid to our officers is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to our executive officers are similar to those provided to our other officers and employees. We do not have compensation plans that are solely for executive officers.

Throughout this proxy statement, the individuals who served as our chief executive officer and chief financial officer during fiscal 2009, as well as the other individuals included in the Summary Compensation Table, are referred to as “Named Executive Officers.”

Compensation Philosophy and Objectives

We believe that the most effective compensation program is one that is designed to reward all employees, not just executives, for the achievement of our short-term and long-term strategic goals.

When establishing total compensation for Named Executive Officers, our compensation committee has the following objectives:

•	to attract, retain and motivate highly qualified and experienced individuals;

•	to ensure that a significant portion of their total compensation is “at risk” in the form of equity compensation; and

•	to offer competitive compensation packages that are consistent with our core values.

From the time our current management team obtained control of EXCO in December 1997 through the end of 2008, our compensation philosophy was to provide all our employees with both cash and stock-based incentives that foster the continued growth and overall success of our company and encourage employees to maximize shareholder value. Under this philosophy, all of our employees, from the most senior executives to entry level, have aligned interests. Through the end of 2008, all newly hired employees were awarded stock options on the first business day of the month following such employee’s hire date and after that only when stock option bonuses were approved by our compensation committee, which generally occurred annually in December. Consistent with our compensation philosophy, these stock option bonuses were granted to all employees, including Named Executive Officers, at the same ratable percentage of each employee’s annual base salary.

Due to our significant growth in employee headcount, particularly in 2007 and 2008, we determined that it was no longer feasible to award stock option bonuses in December at the same ratable percentage for all employees based on each employee’s annual base salary, nor was it feasible to continue awarding stock options to all newly hired employees. It became necessary for us to reexamine our compensation philosophy with respect to our option grant practices in light of current and projected equity award “burn rates” and the number of shares available under the Incentive Plan. At the same time, we were mindful of the need to maintain an incentive structure that would continue to foster our growth and overall success, encourage employees to maximize shareholder value and help us retain valuable personnel. With these realities and goals in mind, effective in December 2008 we established a new compensation philosophy to provide all our employees with cash incentives and only selected employees with stock-based incentives. As a result, we limited the December 2008 and 2009 stock option bonus awards to approximately 150 selected employees within our organization, including Named Executive Officers. Consistent with our compensation philosophy, these stock option bonuses were granted at the same ratable percentage of each employee’s annual base salary for all selected employees, including Named Executive Officers. Our remaining employees, excluding the employees that received stock options, received additional cash bonuses pursuant to a cash bonus plan. These additional cash bonuses were paid at the same ratable percentage of each applicable employee’s annual base salary, are subject to vesting restrictions that are similar to those under our stock option agreements to foster employee retention and include a change of control multiplier for any unvested amounts to provide an upside incentive similar to stock options. In addition, effective January 1, 2009, awards of stock options to new hires are only made to new employees on a purely discretionary basis, if approved by our compensation committee or pursuant to its delegated authority, and not to all new employees.

Certain employees, including one of our Named Executive Officers, received additional stock option bonuses in December 2009 on a purely discretionary basis for their contributions during 2009 executing our Haynesville shale development program, completing our joint ventures with BG Group plc (“BG Group”) and divesting various non-core oil and natural gas properties.

Role of Executive Officers in Compensation Decisions

Our Board of Directors has delegated authority to the compensation committee to make all compensation decisions for our executive officers and approve all grants of equity awards to our executive officers. The compensation committee annually reviews the performance of our chief executive officer. Our chief executive officer and our president annually review the performance of each other executive officer. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual bonus award amounts, are presented to the compensation committee. The compensation committee can exercise its discretion in modifying any recommended adjustments or awards to our executives and has the final authority to establish the compensation packages for our executive officers.

Setting Executive Compensation

Based on the foregoing objectives, the compensation committee structured our annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve our business goals and reward the executives for achieving those goals. In November 2007 and 2008, the compensation committee engaged an outside consulting firm, Deloitte Consulting LLP, to conduct an annual review of our total compensation program for our Named Executive Officers as well as for other key executives. In November 2009, the compensation committee engaged a different outside consulting firm, Hewitt, to conduct an annual review of our total compensation program for our Named Executive Officers as well as for other officers. Each outside consulting firm provided the compensation committee with relevant market data and alternatives to consider when making compensation decisions for our executive officers.

In making compensation decisions, the compensation committee compares each element of total compensation against a peer group of publicly-traded oil and natural gas companies with similar operations and revenue. The peer group consists of companies against which the compensation committee believes we compete for talent and for shareholder investment. From 2008 to 2009, no changes were made to our peer group, which consists of the following companies: Cabot Oil & Gas Corporation; Cimarex Energy Co.; CNX Gas Corporation; Comstock Resources Inc.; Continental Resources Inc., Denbury Resources Inc.; Encore Acquisition Company; EQT Corporation; Forest Oil Corporation; Mariner Energy, Inc.; Newfield Exploration Company; Penn Virginia Corporation; Petrohawk Energy Corporation; Pioneer Natural Resources Inc.; Plains Exploration & Production Company; Quicksilver Resources Inc.; Range Resources Corporation; St. Mary Land & Exploration Company; Ultra Petroleum Corporation; W&T Offshore, Inc.; and Whiting Petroleum Corporation.

We compete with many larger companies for top executive-level talent. Although our compensation committee does not identify specific target ranges for the compensation of each executive officer, the compensation committee has historically set cash compensation (defined as annual salary plus expected cash bonus) for our executive officers between the twenty-fifth and the median percentile of compensation paid to similarly situated executives of the companies comprising the peer group. Variations to this objective may occur as dictated by the experience level of the individual and market factors. These objectives recognize the compensation committee’s expectation that, over the long term, we will continue to generate shareholder returns in excess of the average of our peer group.

A significant percentage of total compensation for our executive officers is allocated to stock options as a result of our compensation philosophy described above. We believe stock options incentivize our executive officers and other employees to achieve our long-term goal of maximizing shareholder value because income from stock option compensation is realized by our personnel only as a result of the successful performance of our company over time. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation for our executive officers. Rather, the compensation committee relies on each committee member’s knowledge and experience as well as information provided by management and the outside consultant to determine the appropriate level and mix of compensation.

In November 2009, the compensation committee was presented with market data from Hewitt demonstrating that cash compensation as well as total direct compensation for our executive officers was below the twenty-fifth percentile of our peer group and cash bonus levels were significantly below the twenty-fifth percentile of our peer group. Total direct compensation is the sum of an individual’s annual salary, cash bonus and the value of the individual’s equity awards granted during that year. Based on this market data and the contributions in 2009 by our executive officers and other management personnel in connection with our Haynesville shale development program, our joint ventures with BG Group, our divestitures of various non-core oil and natural gas properties and our significant reduction in Company indebtedness, the compensation committee determined that increases in total direct compensation in the form of additional year-end cash bonuses and in some cases additional stock option bonuses were appropriate for 2009. The compensation committee believed it was important to make a strong statement to our executive officers and other management personnel and reward, motivate and retain those individuals while keeping compensation well within the compensation range of our peer group. These additional awards resulted in 2009 total direct compensation for our executive officers falling within our historical range of between the twenty-fifth and the median percentile of compensation paid to similarly situated executives of the companies comprising the peer group.

Executive Compensation Components

For the fiscal years ended December 31, 2009, 2008 and 2007, the principal components of compensation for Named Executive Officers were:

•	base salary;

•	cash bonus;

•	long-term incentive compensation;

•	retirement and other benefits; and

•	perquisites and other personal benefits.

Base Salary

We provide Named Executive Officers with a base salary to compensate them for services rendered during the fiscal year. Base salary ranges for Named Executive Officers are determined for each executive based on position and responsibility by using market and other data that our compensation committee deems relevant. Although our compensation committee does not identify specific target ranges for the base salary of each executive officer, the compensation committee has historically set base salary opportunities for a given position at or above the 50% percentile of the base salary of our peer group.

During its review of base salaries for executives, the compensation committee primarily considers:

•	market data provided by our outside consultant;

•	internal review of the executive’s compensation, both individually and relative to other officers;

•	individual performance of the executive;

•	performance of the executive’s department or functional unit;

•	our operational performance, with respect to our production, reserves, finding and operating costs, drilling results, risk management activities and asset acquisitions;

•	our financial performance, with respect to our cash flow, net income, cost of capital, general and administrative costs and Common Stock price performance;

•	our overall competitive position and outlook relative to our industry;

•	level of responsibility; and

•	leadership ability, demonstrated commitment to the organization, motivational skills, attitude and work ethic.

Executive salary levels are typically considered annually by our compensation committee. In accordance with the philosophy, objectives and procedures set forth in this Compensation Discussion and Analysis, our compensation committee reviewed the annual base salaries for our Named Executive Officers and decided not to make any changes for fiscal 2008 or 2009. The compensation committee approved increases in the annual base salaries for each Named Executive Officer during 2007 and believed that those base salary levels remained appropriate for 2008 and 2009 based on an analysis of our peer group and other market data that our compensation committee deemed relevant. In particular, the compensation committee’s decision to retain the current base salary level for all Named Executive Officers in 2009 reflected a tone at the top philosophy of our organization’s commitment to cash retention at a time when we were experiencing a global economic and industry downturn.

In November 2009, the compensation committee reviewed the annual base salaries for all our officers, including Named Executive Officers, and determined that effective January 1, 2010 raises averaging approximately 23% of such officers’ base salaries were appropriate. The compensation committee’s decision was based primarily on the contributions of our officers and other management personnel in 2009 in connection with our Haynesville shale development program, our joint ventures with BG Group, our divestitures of various non-core oil and natural gas properties and our significant reduction in Company indebtedness. The compensation committee believed that the accomplishment of these strategic objectives enhanced the long-term value and future prospects of the Company. The compensation committee also took into account that our Named Executive Officers had not received salary increases since April 2007. Effective January 1, 2010, our Named Executive Officers are paid the following annual base salaries:

•	Douglas H. Miller—$1,000,000

•	Stephen F. Smith—$750,000

•	Harold L. Hickey—$450,000

•	William L. Boeing—$500,000

•	Mark E. Wilson—$350,000

•	J. Douglas Ramsey, Ph.D.—$375,000

Cash Bonus

Although we do not have a formal cash bonus plan, we have historically paid year-end cash bonuses in the range of 10% to 20% of each employee’s annual base salary as determined by our Board of Directors. Until December 2009, all employees, from the most senior executives of our organization to entry level, received the same percentage level cash bonuses, pro-rated for any partial period of service, as those received by our Named Executive Officers. Exceptions were made from time to time to provide additional cash bonuses to certain employees who made extraordinary contributions to our success. In 2008 and 2007, we paid cash bonuses to each employee and each Named Executive Officer in an amount equal to 20% of their respective annual base salary, subject to some merit based exceptions for certain employees that were not Named Executive Officers. In 2009, we paid a cash bonus to each employee and each Named Executive Officer in an amount equal to 20% of their respective annual base salary. In addition, the compensation committee was presented with market data from Hewitt in November 2009 demonstrating that cash bonus levels for our executive officers was below the twenty-fifth percentile of our peer group. Based on this market data and the contributions in 2009 by our executive officers and other management personnel in connection with our Haynesville shale development program, our joint ventures with BG Group, our divestitures of various non-core oil and natural gas properties and our significant reduction in Company indebtedness, the compensation committee determined that additional year-end cash bonuses were appropriate for 2009. As a result, we paid additional cash bonuses averaging approximately 22% of base salary amounts to our executive officers and other management personnel who played significant roles in the accomplishment of those strategic objectives during 2009.

The payment of any cash bonus to Named Executive Officers must be approved by our compensation committee, whose determination is based on the overall success of our company and not any particular financial, operational or individual performance criteria or target. Each of the Named Executive Officers received the following cash bonus payments in December 2009 for fiscal 2009 performance, in December 2008 for fiscal 2008 performance and in December 2007 for fiscal 2007 performance.

Name	2009 Cash Bonus	2008 Cash Bonus	2007 Cash Bonus
Douglas H. Miller	$320,000	$160,000	$160,000
Stephen F. Smith	$240,000	$120,000	$120,000
Harold L. Hickey	$170,000	$70,000	$70,000
William L. Boeing	$160,000	$80,000	$80,000
Mark E. Wilson	$135,000	$55,000	$50,000
J. Douglas Ramsey, Ph.D.	$140,000	$70,000	$70,000

Long-Term Incentive Compensation

Incentive Plan. In many cases, incentives granted under the Incentive Plan comprise the largest portion of our Named Executive Officers’ total compensation package. This plan was originally adopted and approved by the Board of Directors of our predecessor entity in September 2005 and ultimately assumed by us. An amendment to this plan was approved by our shareholders in August 2007 increasing the number of shares of Common Stock authorized for issuance under the plan from 10,000,000 shares to 20,000,000 shares. Another amendment to this plan was approved by our shareholders in June 2009 increasing the number of shares of Common Stock authorized for issuance under the plan from 20,000,000 shares to 23,000,000 shares and requiring that each share granted that is subject to a full-value award will count as 1.17 shares against the total number of shares we have reserved for issuance under the plan. The stated purpose of this plan is to provide financial incentives to selected employees and to promote our long-term growth and financial success by:

•	attracting and retaining employees of outstanding ability;

•	strengthening our capability to develop, maintain and direct a competent management team;

•	providing an effective means for selected employees to acquire an ownership interest in us;

•	motivating employees to achieve long-range performance goals and objectives; and

•	providing incentive compensation competitive with other similar companies.

Our compensation committee administers the Incentive Plan and the awards granted under the Incentive Plan. Awards under the Incentive Plan can consist of incentive stock options, non-qualified stock options, restricted stock, stock appreciation rights and other awards. However, in accordance with our compensation philosophy, we have historically only used stock options under this plan as incentives for our employees. An important objective of our long-term incentive compensation is to strengthen the relationship between the long-term value of our stock price and the potential financial gain for employees. Stock options provide employees with the opportunity to purchase our Common Stock at a price fixed on the grant date regardless of the future market price.

Pursuant to the terms of the stock option agreements that we enter into with our option holders, the stock options granted:

•	are vested as to 25% of the shares subject to the option on the date of grant and will vest an additional 25% on each of the next three anniversaries of the date of grant;

•	expire on the tenth anniversary of the date of grant, or sooner under some circumstances; and

•	become fully vested and exercisable, subject to their early termination as provided in the option agreements, immediately prior to a change of control of us.

A stock option becomes valuable only if our Common Stock price increases above the option exercise price and the holder of the option remains employed during the period required for the option to “vest,” thus providing an incentive for an option holder to remain our employee. In addition, stock options link a portion of an employee’s compensation to shareholders’ interests by providing an incentive to increase the market price of our stock.

Prior to January 1, 2009, all new employees were awarded stock options on the first business day of the month following such employee’s hire date and after that only when stock option bonuses were approved by our compensation committee, which generally occurred annually in December. Consistent with our compensation philosophy, these stock option bonuses were granted to all employees, including Named Executive Officers, at the same ratable percentage of each employee’s annual base salary. In December 2007, we granted stock option bonuses to most employees, including all of the Named Executive Officers, such that each applicable employee received an option for that number of shares equal to 10% of such employee’s annual base salary in effect during 2007, pro rata for any partial year of service. Options are awarded at the NYSE’s closing price of our Common Stock on the date of the grant. As described under “—Compensation Philosophy and Objectives” and in accordance with our new compensation philosophy, instead of a bonus paid in stock options, some employees received additional cash bonuses equal to 10% of their annual base salary in 2009, 2008 and 2007 (excluding bonuses and overtime), with 25% of such bonuses paid immediately and the remainder to be paid in three annual installments so long as they remain an employee. In addition, effective January 1, 2009, awards of stock options to new hires are made on a purely discretionary basis, if approved by our compensation committee or pursuant to its delegated authority, and not to all new employees.

The following table shows the number of EXCO employees as of December 31, 2005, 2006, 2007, 2008 and 2009, the number of stock options granted to new hires and the number of stock options granted as a year-end bonus during each of the five years ended December 31, 2009.

	2005		2006	2007	2008	2009
Number of EXCO Employees	314		471	689	892	802
Option Awards to New Hires	4,992,650	(1)	1,444,200	1,948,500	1,790,800	424,750
Annual Option Bonus Awards	—		2,171,500	3,000,200	2,288,200	2,543,800

(1)	Includes stock options granted to existing EXCO employees when the Incentive Plan was originally adopted in September 2005 in connection with an equity buyout transaction when the Company was privately held.

In 2009, the compensation committee granted stock options to Named Executive Officers equal to 10% of their 2009 base salary, consistent with our compensation philosophy and historical grant rates for these individuals. Our formula for determining stock option grant sizes takes a percentage of base salary (historically 10%) and converts that portion of base salary into a number of stock options where $1 of the portion of base salary equals 1 stock option. Based on this formula, we granted stock options to the Named Executive Officers in December 2009 as set forth in the table below.

Name	2009 Base Salary	2009 Grant Percentage	2009 Stock Options
Douglas H. Miller	$800,000	10%	80,000
Stephen F. Smith	$600,000	10%	60,000
Harold L. Hickey	$350,000	10%	35,000
William L. Boeing	$400,000	10%	40,000
Mark E. Wilson.	$275,000	10%	27,500
J. Douglas Ramsey, Ph.D.	$350,000	10%	35,000

In addition Mr. Wilson received an additional grant of 10,000 stock options in December 2009 on a purely discretionary basis for his contributions during 2009 completing our joint ventures with BG Group and divesting various non-core oil and natural gas properties.

The compensation committee has never granted options with an exercise price that is less than the closing price of our Common Stock on the grant date, nor has it granted options which are priced on a date other than the grant date.

The exercise prices, the number of shares subject to each grant, and other information about the stock options granted to our Named Executive Officers during fiscal year 2009 are shown in the “2009 Fiscal Year Grants of Plan-Based Awards” table contained in “Compensation of Executive Officers.” Previous awards and grants, whether vested or unvested, have no impact on the current year’s awards and grants unless otherwise determined by our compensation committee.

Stock Ownership Guidelines. We do not have formal stock ownership guidelines. However, our executive officers are encouraged to maintain or establish a significant level of direct stock ownership.

Retirement and Other Benefit Plans

401(k) Plan. All of our employees are eligible to participate in the EXCO Resources, Inc. 401(k) Plan. We match 100% of employee contributions to the 401(k) plan with vesting of Company matching contributions based on years of service with us. In addition, our employees may select our Common Stock as an investment option under the 401(k) plan, up to a maximum of 50% of their contribution.

Severance Plan. The Third Amended and Restated Severance Plan, or the Severance Plan, is applicable to all of our employees in the event of a change of control. The Severance Plan provides for the payment of severance equal to one year of an employee’s base salary in the event the employee’s employment is terminated or there is an adverse change in the employee’s job or compensation within six months following a change of control, as defined in the Severance Plan. For more information about the Severance Plan, see “Compensation of Executive Officers—Potential Payments Upon Termination or Change-in-Control.”

Other Benefits Plans. We offer a variety of health and benefit programs to all employees, including medical, dental, vision, life insurance and disability insurance. Our Named Executive Officers are generally eligible to participate in these employee benefit plans on the same basis as the rest of our employees.

Perquisites and Other Personal Benefits

We provided two of our Named Executive Officers in 2007 and one in 2008 and 2009 with perquisites and other personal benefits that the compensation committee believed were reasonable and consistent with our overall compensation program. Mr. Douglas H. Miller’s administrative assistant spent approximately 5% of her time on Mr. Miller’s personal matters during 2007, 2008 and 2009. Mr. Stephen F. Smith is a resident of Houston, Texas. Through March 31, 2007, we provided a corporate apartment for Mr. Smith in Dallas, Texas and we reimbursed all of his business commuting expenses for travel between Houston and Dallas. Beginning April 1, 2007, Mr. Smith has been personally paying for the apartment in Dallas and his business commuting expenses. On limited occasions, executives authorized to use a chartered aircraft for business travel may, if space allows, bring family members or guests along on the trip provided they have the prior approval of our president and our chief financial officer. Since we reimburse for use of the aircraft only for business travel and we pay for the aircraft based on the flight hours regardless of the passenger load, there is no incremental direct operating cost to us for the additional passengers. The compensation committee periodically reviews the levels of perquisites and other personal benefits provided to Named Executive Officers.

Attributed costs of the personal benefits described above for the Named Executive Officers for the fiscal years ended December 31, 2009, 2008 and 2007 are included in the Summary Compensation Table under the heading “All Other Compensation.”

Compensation for our Chief Executive Officer

As our chairman, chief executive officer and founder, Mr. Miller is the key visionary for our organization. He has helped us achieve substantial growth in annual revenues, production and reserves over the past 12 years. As a significant shareholder, Mr. Miller has a major portion of his personal wealth tied directly to the performance of our stock price, providing direct alignment with shareholder interests. Like many of our industry peers, EXCO faced significant challenges during the last half of 2008 and through 2009 in connection with the global financial and credit crisis and the associated decline in oil and natural gas prices. In addition, EXCO carried a substantial amount of indebtedness, some of which had near-term maturities, at a time when funding sources were limited. Despite these challenges, Mr. Miller was instrumental in securing additional funding sources to refinance our near-term indebtedness. During 2009, his strategic vision set in motion our joint ventures with BG Group in East Texas and North Louisiana and our divestiture program that included various non-core oil and natural gas properties, each of which allowed EXCO to significantly reduce its indebtedness and generate available cash at a time when many of our competitors struggled to generate capital. He also helped transform EXCO from an acquisition-oriented company into a significant shale participant in 2009. The compensation committee believes that Mr. Miller has positioned us for substantial growth in reserve potential, production and cash flow as a significant participant in two of the dominant shale plays in the United States, namely the Haynesville shale in East Texas and North Louisiana and the Marcellus shale in Appalachia.

When compared to compensation levels of chief executive officers for our peer companies, Hewitt’s survey concluded that Mr. Miller’s total expected cash compensation in 2009 ranked below the twenty-fifth percentile of his peers and his annualized long-term equity incentive value over the past two years using Black-Scholes valuation ranked below the twenty-fifth percentile of his peers. As described under “—Executive Compensation Components—Base Salary,” the compensation committee had not made any changes to the annual base salaries of our Named Executive Officers, including Mr. Miller, since April 2007.

Based on Hewitt’s survey and the extraordinary contributions in 2009 by Mr. Miller in connection with our Haynesville shale development program, our joint ventures with BG Group, our divestitures of various non-core oil and natural gas properties and our significant reduction in Company indebtedness, the compensation committee determined that Mr. Miller should receive an additional cash bonus in 2009. Mr. Miller’s additional cash bonus was substantially the same on a percentage basis as our other executive officers and management personnel who played significant roles in the accomplishment of our strategic objectives during 2009. As a result, Mr. Miller received the historical 20% of base pay cash bonus plus an additional 20% of base pay cash bonus for a total cash bonus equal to $320,000. In addition, the compensation committee determined that, effective January 1, 2010, Mr. Miller’s annual salary should be raised from $800,000 to $1,000,000. The compensation committee believed it was important to make a strong statement to Mr. Miller, as well as all of our other executive officers, and reward, motivate and retain those individuals while keeping compensation well within the compensation range of our peer group.

Internal Pay Equity

While comparisons to compensation levels at companies in our peer group are helpful in assessing the competitiveness of our compensation program, we believe that our executive compensation program also should generally be internally equitable taking into account various levels of authority and responsibility of our employees in order to achieve our compensation objectives. When setting executive compensation each year, we informally analyze the relationship between our chief executive officer’s total compensation and the total compensation of our president and our Named Executive Officers. For this purpose, total compensation includes base salary, bonus payments and the value of equity awards calculated in the manner described in the Summary Compensation Table below. In addition, we consider the internal pay equity between the Named Executive Officers and our other officers and divisional managers. The following table illustrates the internal pay equity ratios among our chief executive officer, our president, our Named Executive Officers and our other officers and divisional managers as of December 31, 2009, 2008 and 2007.

	2009	2008	2007
CEO/President	1.3x	1.3x	1.3x
CEO/Other Named Executive Officers	1.9x	2.0x	2.0x
CEO/Other Officers and Divisional Managers	3.0x	3.1x	3.6x
Named Executive Officers/Other Officers and Divisional Managers	1.5x	1.5x	1.8x

Compensation Business Risk Review

Our executive officers and other employees have a significant ownership stake in the Company resulting from direct investments and our long-term incentive compensation program. Historically, the only long-term incentive compensation that we have granted to our executive officers or other employees is in the form of stock options because we believe stock options incentivize our executive officers and other employees to achieve our long-term goal of maximizing shareholder value. Income from stock option compensation is realized only as a result of the successful performance of our Company over time. Our compensation committee believes that our focus on long-term incentive compensation through the exclusive use of stock options with vesting schedules results in a compensation program that does not encourage our management or other employees to take unreasonable risks related to our business.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the compensation committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides generally that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals. Other than with respect to Mr. Miller, we believe that compensation paid under our incentive plans is generally fully deductible for federal income tax purposes. However, in the future, the compensation committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for our executive officers.

Nonqualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. We believe that we are operating in compliance with the final regulations that became effective January 1, 2009.

Accounting for Stock-Based Compensation

Our predecessor adopted the provisions of SFAS No. 123(R) upon its formation in August 2005. Upon the closing of a series of mergers in connection with our initial public offering in February 2006, we adopted SFAS No. 123(R).

Compensation Committee Report on Executive Compensation

Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The foregoing report is provided by the following directors, who constitute the compensation committee.

COMPENSATION COMMITTEE

Robert L. Stillwell, Chairman

Jeffrey D. Benjamin

Vincent J. Cebula

Earl E. Ellis

B. James Ford*

Mark Mulhern**

Jeffrey S. Serota

*	Mr. Ford was appointed to the compensation committee on March 13, 2008 and therefore did not participate in setting executive compensation for fiscal 2007 and 2008.

**	Mr. Mulhern was appointed to the compensation committee on February 22, 2010 and therefore did not participate in setting executive compensation for fiscal 2007, 2008 or 2009.

Compensation of Executive Officers

The total compensation paid to our chief executive officer, Mr. Douglas H. Miller, our current president and chief financial officer, Mr. Stephen F. Smith, our former chief financial officer, Dr. J. Douglas Ramsey, and the other three most highly paid executive officers who received cash compensation in excess of $100,000 for the fiscal year ended December 31, 2009, 2008 and 2007 is set forth in the following Summary Compensation Table:

2009, 2008 AND 2007 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)(3)		Total ($)
Douglas H. Miller Chairman and Chief Executive Officer	2009	800,000	320,000	—	790,104	—	—	22,000		1,932,104
	2008	800,000	160,000	—	382,464	—	—	20,500		1,362,964
	2007	750,000	160,000	—	445,304	—	—	20,500		1,375,804

Stephen F. Smith Vice Chairman, President and Chief Financial Officer	2009	600,000	240,000	—	592,578	—	—	22,000		1,454,578
	2008	600,000	120,000	—	286,848	—	—	20,500		1,027,348
	2007	550,000	120,000	—	333,978	—	—	15,800	(4)	1,019,778

Harold L. Hickey Vice President and Chief Operating Officer	2009	350,000	170,000	—	345,671	—	—	22,000		887,671
	2008	350,000	70,000	—	167,328	—	—	20,500		607,828
	2007	337,500	70,000	—	194,821	—	—	20,500		622,821

William L. Boeing Vice President, General Counsel and Secretary	2009	400,000	160,000	—	395,052	—	—	22,000		977,052
	2008	400,000	80,000	—	191,232	—	—	20,500		691,732
	2007	387,500	80,000	—	222,652	—	—	1,500		691,652

Mark E. Wilson Vice President, Chief Accounting Officer and Controller	2009	275,000	135,000	—	370,361	—	—	22,000		802,361
	2008	268,750	55,000	—	131,472	—	—	15,500		470,722
	2007	235,000	50,000	—	139,158	—	—	3,100		427,258

J. Douglas Ramsey, Ph.D. Vice President—Finance and Treasurer	2009	350,000	140,000	—	345,671	—	—	16,500		852,171
	2008	350,000	70,000	—	167,328	—	—	15,500		602,828
	2007	337,500	70,000	—	194,821	—	—	15,500		617,821

(1)	This column represents the aggregate grant date fair value of stock options granted to each Named Executive Officer in 2009, 2008 and 2007 in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718—Compensation—Stock Compensation, with the exception that the amount shown assumes no forfeitures. Assumptions used in the calculation of these amounts are included in “Note 2. Summary of significant accounting policies—Stock options” and “Note 12. Stock options” to our audited financial statements for the fiscal year ended December 31, 2009 included in our Annual Report on Form 10-K filed with the SEC on February 24, 2010 and amended on March 3, 2010.

(2)	The amounts shown in this column reflect, for each Named Executive Officer, matching contributions allocated by us to each of the Named Executive Officers pursuant to the EXCO Resources, Inc. 401(k) Plan as follows: Mr. Miller—$22,000; Mr. Smith—$22,000; Mr. Hickey—$22,000; Mr. Boeing—$22,000; Mr. Wilson—$22,000; and Dr. Ramsey—$16,500 for 2009; Mr. Miller—$20,500; Mr. Smith—$20,500; Mr. Hickey—$20,500; Mr. Boeing—$20,500; Mr. Wilson —$15,500; and Dr. Ramsey—$15,500; for 2008; and Mr. Miller—$20,500; Mr. Smith—$8,200; Mr. Hickey—$20,500; Mr. Boeing—$1,500; Mr. Wilson—$3,100; and Dr. Ramsey—$15,500 for 2007. We maintain a suite at the American Airlines Center in Dallas, Texas and a suite at the Rangers Ballpark in Arlington, Texas for sporting events and other entertainment purposes. We have not included any amounts related to the suites as a perquisite because tickets to the suites are available to all of our employees on a non-discriminatory basis, with business entertainment purposes having priority as to use. We also did not include any amounts related to the use by Mr. Miller of his administrative assistant for personal matters because the incremental cost to us of the estimated 5% of Mr. Miller’s administrative assistant’s time spent on his personal matters, together with the value of any other perquisites received by Mr. Miller, is less than $10,000.

(3)

Mr. Miller owns two aircraft through DHM Aviation, LLC. During 2009, 2008 and 2007, we reimbursed DHM Aviation for our corporate use of the aircraft. We have not included any amounts related to the aircraft as a perquisite because all travel that is reimbursed by us is restricted to travel that is integrally and directly related to performing the executive’s job and the amounts paid to DHM Aviation are in line with the market rate for the charter of similar aircraft. On limited occasions, executives authorized to use a chartered aircraft for business travel may, if space allows, bring family members or guests along on the trip provided they have the prior approval of our president and our chief financial officer. Since we reimburse for use of the aircraft only for business travel and we pay for the aircraft based on the flight hours regardless of the passenger load, there is no incremental direct operating cost to us for the additional passengers. See “—Transactions with Related Persons—Corporate use of personal aircraft” for additional information on amounts paid to DHM Aviation.

(4)	Mr. Smith is a resident of Houston, Texas. Through March 31, 2007, we provided a corporate apartment for Mr. Smith in Dallas, Texas, and we reimbursed all of his business commuting expenses for travel between Houston and Dallas. Since April 1, 2007, Mr. Smith has been personally paying for the apartment in Dallas and his business commuting expenses.

See “—Compensation Discussion and Analysis—Executive Compensation Components—Base Salary” for a discussion of the 2010 base salaries of our Named Executive Officers.

Equity Incentive Awards

The following table sets forth information regarding the plan-based awards under the Incentive Plan granted to each Named Executive Officer during the fiscal year ended December 31, 2009:

2009 FISCAL YEAR GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($ / Share)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Douglas H. Miller Chairman and Chief Executive Officer	12/1/2009	—	—	—	—	—	—	—	80,000	(2)	$17.60	$790,104

Stephen F. Smith Vice Chairman, President and Chief Financial Officer	12/1/2009	—	—	—	—	—	—	—	60,000	(2)	$17.60	$592,578

Harold L. Hickey Vice President and Chief Operating Officer	12/1/2009	—	—	—	—	—	—	—	35,000	(2)	$17.60	$345,671

William L. Boeing Vice President, General Counsel and Secretary	12/1/2009	—	—	—	—	—	—	—	40,000	(2)	$17.60	$395,052

Mark E. Wilson Vice President, Chief Accounting Officer and Controller	12/1/2009	—	—	—	—	—	—	—	37,500	(2)	$17.60	$370,361

J. Douglas Ramsey, Ph.D.	12/1/2009	—	—	—	—	—	—	—	35,000	(2)	$17.60	$345,671
Vice President—Finance and Treasurer

(1)	Represents the grant date fair value of the awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718—Compensation—Stock Compensation, with the exception that the amount shown assumes no forfeitures. Assumptions used in the calculation of these amounts are included in “Note 2. Summary of significant accounting policies—Stock options” and “Note 12. Stock options” to our audited financial statements for the fiscal year ended December 31, 2009 included in our Annual Report on Form 10-K filed with the SEC on February 24, 2010 and amended on March 3, 2010.

(2)	This grant was made in conjunction with our year-end option bonus grants made to selected employees. See “—Compensation Discussion and Analysis—Executive Compensation Components—Long-Term Incentive Compensation—2005 Long-Term Incentive Plan” for a discussion of this option bonus grant.

The following table sets forth information regarding the outstanding equity awards held by our Named Executive Officers as of December 31, 2009:

2009 FISCAL YEAR OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards(1)							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Douglas H. Miller Chairman and Chief Executive Officer	10/5/2005 12/1/2006 12/4/2007 12/11/2008	1,705,000 60,000 60,000 40,000	— — 20,000 40,000	— — — —	$ $ $ $	7.50 14.62 13.72 7.88	10/4/2015 11/30/2016 12/3/2017 12/10/2018	— — — —	— — — —	— — — —	— — — —
	12/1/2009	20,000	60,000	—		$17.60	11/30/2019	—	—	—	—

Stephen F. Smith Vice Chairman and President	10/5/2005 12/1/2006 12/4/2007 12/11/2008	383,300 40,000 45,000 30,000	— — 15,000 30,000	— — — —	$ $ $ $	7.50 14.62 13.72 7.88	10/4/2015 11/30/2016 12/3/2017 12/10/2018	— — — —	— — — —	— — — —	— — — —
	12/1/2009	15,000	45,000	—		$17.60	11/30/2019	—	—	—	—

Harold L. Hickey Vice President and Chief Operating Officer	10/5/2005 12/1/2006 12/4/2007 12/11/2008	166,700 30,000 26,250 17,500	— — 8,750 17,500	— — — —	$ $ $ $	7.50 14.62 13.72 7.88	10/4/2015 11/30/2016 12/3/2017 12/10/2018	— — — —	— — — —	— — — —	— — — —
	12/1/2009	8,750	26,250	—		$17.60	11/30/2019	—	—	—	—

William L. Boeing Vice President, General Counsel and Secretary	4/5/2006 12/1/2006 12/4/2007 12/11/2008	500,000 26,200 30,000 20,000	— — 10,000 20,000	— — — —	$ $ $ $	12.36 14.62 13.72 7.88	4/4/2016 11/30/2016 12/3/2017 12/10/2018	— — — —	— — — —	— — — —	— — — —
	12/1/2009	10,000	30,000	—		$17.60	11/30/2019	—	—	—	—

Mark E. Wilson Vice President, Chief Accounting Officer and Controller	10/5/2005 12/1/2006 12/4/2007 12/11/2008	30,000 25,000 18,750 13,750	— — 6,250 13,750	— — — —	$ $ $ $	7.50 14.62 13.72 7.88	10/4/2015 11/30/2016 12/3/2017 12/10/2018	— — — —	— — — —	— — — —	— — — —
	12/1/2009	9,375	28,125	—		$17.60	11/30/2019	—	—	—	—

J. Douglas Ramsey, Ph.D. Vice President—Finance and Treasurer	10/5/2005 12/1/2006 12/4/2007 12/11/2008	166,700 30,000 26,250 17,500	— — 8,750 17,500	— — — —	$ $ $ $	7.50 14.62 13.72 7.88	10/4/2015 11/30/2016 12/3/2017 12/10/2018	— — — —	— — — —	— — — —	— — — —
	12/1/2009	8,750	26,250	—		$17.60	11/30/2019	—	—	—	—

(1)	Pursuant to the terms of the stock option agreements that we entered into with our option holders, these options are vested as to 25% of the shares subject to the option on the date of grant and vest an additional 25% on each of the next three anniversaries of the date of grant provided that the holder of the option remains employed with us on that date. These options become fully vested and exercisable, subject to their early termination as provided in the option agreements, immediately prior to a change of control of us.

None of our Named Executive Officers exercised any stock options during 2009. As a result, we have not included a table showing 2009 option exercises.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

We do not provide any nonqualified defined contribution or other deferred compensation plans for our Named Executive Officers.

Potential Payments Upon Termination or Change of Control

The Third Amended and Restated EXCO Resources, Inc. Severance Plan, which we refer to as the “Severance Plan,” provides for the payment of severance in the event the employee’s employment is terminated or there is an adverse change in the employee’s job or compensation, as more specifically described in the Severance Plan, within six months following a change of control of EXCO. The plan is administered by our compensation committee, which has the sole discretion to determine whether an employee’s termination of employment is eligible for payment of severance. All of our regular, full-time employees are eligible to participate in and receive benefits under the Severance Plan.

A change of control is defined as the occurrence of any of the following: (i) we are merged or consolidated into or with another entity, and as a result less than a majority of the combined voting power of the surviving entity is held by the holders of our voting stock prior to the merger; (ii) we sell or otherwise transfer all or substantially all of our assets to any person or entity if less than a majority of the combined voting power of such person or entity immediately after such sale or transfer is held by the holders of our voting stock prior to such sale or transfer; (iii) any person is or becomes the beneficial owner, directly or indirectly, of more than 50% of our total voting power; (iv) individuals who on the effective date of the Severance Plan constituted our Board of Directors and their successors or other nominees that are appointed or otherwise approved by the Board of Directors then still in office, cease for any reason to constitute a majority of the Board of Directors; or (v) the adoption of a plan relating to the liquidation or dissolution of us. The definition of “change of control” specifically excludes an event in which any subsidiary of EXCO is spun off by means of a rights offering to EXCO’s shareholders or an underwritten public offering, or any combination thereof, even where less than a majority of the voting equity ownership is retained by EXCO.

Severance payment will be made only if the employee fully executes a release form with the plan administrator, to release and forever discharge us from any and all liability which the employee may have against us as a result of employment with or subsequent termination from us. Severance payment is equal to one year of an employee’s base salary to be paid in cash in a lump sum within ten days following receipt by us of an executed release form.

The following tables show, as of December 31, 2009, potential payments to our Named Executive Officers for various scenarios involving a change of control, death or disability, using, where applicable, the closing price of our Common Stock of $21.23 (as reported on the NYSE as of December 31, 2009). The footnotes listed below the tables apply to all of the tables in this section.

Douglas H. Miller

Chairman and Chief Executive Officer

Executive Benefits and Payments Upon Termination	Termination for Cause or Misconduct Within Six Months After a Change of Control	Termination Not for Cause or Misconduct Within Six Months After a Change of Control(1)	Change of Control (No Termination)	Death	Disability
Compensation
Severance(2)	$—	$800,000	$—	$—	$—
Long-term Equity Incentives—Unvested Stock Options(3)	902,000	902,000	902,000	902,000	902,000

Total	$902,000	$1,702,000	$902,000	$902,000	$902,000

Stephen F. Smith

Vice Chairman, President and Chief Financial Officer

Executive Benefits and Payments Upon Termination	Termination for Cause or Misconduct Within Six Months After a Change of Control	Termination Not for Cause or Misconduct Within Six Months After a Change of Control(1)	Change of Control (No Termination)	Death	Disability
Compensation
Severance(2)	$—	$600,000	$—	$—	$—
Long-term Equity Incentives—Unvested Stock Options(3)	676,500	676,500	676,500	676,500	676,500

Total	$676,500	$1,276,500	$676,500	$676,500	$676,500

Harold L. Hickey

Vice President and Chief Operating Officer

Executive Benefits and Payments Upon Termination	Termination for Cause or Misconduct Within Six Months After a Change of Control	Termination Not for Cause or Misconduct Within Six Months After a Change of Control(1)	Change of Control (No Termination)	Death	Disability
Compensation
Severance(2)	$—	$350,000	$—	$—	$—
Long-term Equity Incentives—Unvested Stock Options(3)	394,625	394,625	394,625	394,625	394,625

Total	$394,625	$744,625	$394,625	$394,625	$394,625

William L. Boeing

Vice President, General Counsel and Secretary

Executive Benefits and Payments Upon Termination	Termination for Cause or Misconduct Within Six Months After a Change of Control	Termination Not for Cause or Misconduct Within Six Months After a Change of Control(1)	Change of Control (No Termination)	Death	Disability
Compensation
Severance(2)	$—	$400,000	$—	$—	$—
Long-term Equity Incentives—Unvested Stock Options(3)	451,000	451,000	451,000	451,000	451,000

Total	$451,000	$851,000	$451,000	$451,000	$451,000

Mark E. Wilson

Vice President, Chief Accounting Officer and Controller

Executive Benefits and Payments Upon Termination	Termination for Cause or Misconduct Within Six Months After a Change of Control	Termination Not for Cause or Misconduct Within Six Months After a Change of Control(1)	Change of Control (No Termination)	Death	Disability
Compensation
Severance(2)	$—	$275,000	$—	$—	$—
Long-term Equity Incentives—Unvested Stock Options(3)	332,594	332,594	332,594	332,594	332,594

Total	$332,594	$607,594	$332,594	$332,594	$332,594

J. Douglas Ramsey, Ph.D.

Vice President—Finance and Treasurer

Executive Benefits and Payments Upon Termination	Termination for Cause or Misconduct Within Six Months After a Change of Control	Termination Not for Cause or Misconduct Within Six Months After a Change of Control(1)	Change of Control (No Termination)	Death	Disability
Compensation
Severance(2)	$—	$350,000	$—	$—	$—
Long-term Equity Incentives—Unvested Stock Options(3)	394,625	394,625	394,625	394,625	394,625

Total	$394,615	$744,625	$394,625	$394,625	$394,625

(1)	The officer shall not be eligible to receive a severance payment if either (i) he receives a comparable offer of employment from any other operation of EXCO or any of its affiliate organizations, regardless of whether he accepts such offer or (ii) he receives and accepts a transfer of employment to any other operation of EXCO or any of its affiliate organizations.

(2)	Assumes a payment equal to 100% of the officer’s annual base salary.

(3)	Excludes stock options that are currently exercisable. Pursuant to the terms of each stock option award, all options become fully vested automatically upon a change of control or upon the death or the total and permanent disability of the officer.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2009, the compensation committee was comprised of Messrs. Stillwell (chair), Benjamin, Cebula, Ellis, Ford and Serota.

During the fiscal year ended December 31, 2009, no member of our compensation committee is or has been an officer or employee of us or any of our subsidiaries or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K. None of our executive officers served as a director or member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our compensation committee or as one of our directors.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2009 with respect to our equity compensation plans under which our equity securities are authorized for issuance:

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	16,454,294	$13.04	3,920,100
Equity compensation plans not approved by security holders	Not applicable	Not applicable	Not applicable

Total	16,454,294	$13.04	3,920,100

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes of ownership with the SEC. Our officers, directors and 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms so filed. Based solely on review of copies of such forms received, we believe that, during the last fiscal year, all filing requirements under Section 16(a) applicable to our officers, directors and 10% shareholders were timely met, except for the following: one Form 4 filed by Mr. Wilson related to the automatic reinvestment of his cash dividend in shares of Common Stock through his brokerage account.

Transactions with Related Persons

Corporate use of personal aircraft

We periodically charter, for company business, two jet aircraft from DHM Aviation, LLC, a company owned by Douglas H. Miller, our chairman and chief executive officer. The Board of Directors has adopted a written policy covering the use of these aircraft. The Company believes that prudent use of a chartered private airplane by our senior management while on company business can promote efficient use of management time. Such usage can allow for unfettered, confidential communications among management during the course of the flight and minimize airport commuting and waiting time, thereby promoting maximum use of management time for company business. However, we restrict the use of the aircraft to priority company business being conducted by senior management in a manner that we believe is cost effective for us and our shareholders. As a result, EXCO’s reimbursed use of the aircraft is restricted to travel that is integrally and directly related to performing senior management’s jobs. Such use must be approved in advance by our president and chief financial officer. On limited occasions, executives authorized to use a chartered aircraft for business travel may, if space allows, bring family members or guests along on the trip provided they have the prior approval of our president and our chief financial officer. We maintain a detailed written log of such usage specifying the company personnel (and others, if any) that fly on the aircraft, the travel dates and destination(s), and the company business being conducted. In addition, the log contains a detail of all charges paid or reimbursed by us with supporting written documentation.

In the event that the aircraft are chartered for a mixture of company business and personal use, all charges will be reasonably allocated between company reimbursed charges and charges to the person using the aircraft for personal use.

At least annually, and more frequently if requested by the audit committee, our Director of Internal Audit surveys fixed base operators and other charter operators located at Dallas Love Field, Dallas, Texas to ascertain hourly flight rates for aircraft of comparable size and equipment in relation to DHM Aviation, LLC’s aircrafts. This survey also ascertains other charges (including fuel surcharges) invoiced by such charter operators as well as out-of-pocket reimbursement policies. Such survey is supplied to the audit committee in order for the audit committee to establish an hourly rate and other charges EXCO will pay for the upcoming calendar year for the use of the aircraft. The present hourly rate paid by EXCO for use of these aircraft is in line with the market rate for similar aircraft. In addition, EXCO pays for customary out-of-pocket catering expenses invoiced for a flight and any out-of-pocket expenses incurred by the pilots.

Based upon a national survey of corporate aircraft charter rates, in August 2007, the Board of Directors approved a rate of $5,700 per flight hour plus $600 per flight hour fuel surcharge for the larger aircraft and a rate of $3,000 per flight hour plus $600 per flight hour fuel surcharge for the smaller aircraft, which rates were utilized until August 2009. In August 2009, the audit committee approved a rate of $5,400 per flight hour plus a $400 per flight hour surcharge for the larger aircraft and a rate of $3,700 per flight hour plus a $400 per flight hour surcharge for the smaller aircraft.

From January 1, 2009 through April 15, 2010, expenses incurred by EXCO payable directly to DHM Aviation, LLC or indirectly through an invoicing agent for use of these aircraft aggregated $1.6 million.

Subcontractor relationship with Jeff Smith

Jeff Smith, the son of Stephen F. Smith, our President, Chief Financial Officer and one of our directors, owns a 50% interest in S&S Directional Drilling, LLC (“S&S”). One of EXCO’s vendors, Select Energy Services, LLC (“Select”), or its affiliates subcontracts with S&S to provide equipment for use in connection with services provided by Select or its affiliates to EXCO. From January 1, 2009 through April 15, 2010, S&S was paid approximately $3.2 million by Select and/or its affiliates for the use of equipment in connection with services provided to EXCO.

Audit Committee Review

In accordance with our audit committee charter, our audit committee is responsible for reviewing and approving the terms and conditions of all related party transactions that are required to be disclosed under Item 404 of Regulation S-K.

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 2)

The Company’s independent registered public accounting firm for the fiscal year ended December 31, 2009 was the firm of KPMG LLP. It is expected that one or more representatives of such firm will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions. The audit committee of the Company has selected the firm of KPMG LLP as the Company’s principal independent registered public accounting firm for the fiscal year ending December 31, 2010.

The affirmative vote of a majority of the voting power of the shares of Common Stock present in person or by proxy, and entitled to vote on the subject matter at the Annual Meeting is required for ratification.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS

VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP TO SERVE

AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING

FIRM FOR THE YEAR ENDING DECEMBER 31, 2010.

Fees

Aggregate fees for professional services provided to us by our principal accountant, KPMG LLP, for the years ended December 31, 2009 and 2008 were as follows:

	2009	2008
	(in thousands)
Audit Fees(a)	$2,533	$3,100
Audit-Related Fees(b)	150	45
Tax Fees(c)	70	139
All Other Fees(d)	69	—

Total	$2,822	$3,284

(a)	Fees for audit services include fees associated with the annual audit, the reviews of EXCO’s quarterly reports on Form 10-Q and Sarbanes-Oxley compliance test work.

(b)	Audit-related fees principally include costs incurred related to accounting consultations related to generally accepted accounting principles and the application of generally accepted accounting principles to proposed transactions.

(c)	Tax fees include tax compliance and tax planning.

(d)	All other fees principally include costs incurred related to our enterprise risk assessment.

In considering the nature of the services provided by KPMG, the audit committee determined that such services are compatible with the provision of independent audit services. The audit committee discussed these services with KPMG and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Pre-Approval of Independent Registered Public Accounting Firm Fees and Services Policy

The audit committee has adopted a policy that requires advance approval of all audit services and non-audit services performed by the independent registered public accounting firm or other public accounting firms. Audit services approved by the audit committee within the scope of the engagement of the independent registered public accounting firm are deemed to have been pre-approved. The policy further provides that pre-approval of non-audit services by the independent registered public accounting firm will not be required if:

•

the aggregate amount of all such non-audit services provided by the independent registered public accounting firm to us does not constitute more than 5% of the total amount of revenues paid by us to the independent auditor during that fiscal year;

•	such non-audit services were not recognized by us at the time of the independent registered public accounting firm’s engagement to be non-audit services; and

•	such non-audit services are promptly brought to the attention of the audit committee and approved by the audit committee prior to the completion of the audit.

The audit committee may delegate to one or more members of the audit committee the authority to grant pre-approval of non-audit services provided that such member or members reports any decision to the audit committee at its next scheduled meeting.

The audit committee pre-approved all of the aggregate audit fees, audit-related fees, tax fees and other fees set forth in the table.

SHAREHOLDER PROPOSAL

(Proposal 3)

We expect certain of our shareholders to present the following proposal at the Annual Meeting. The Board of Directors recommends a vote against this proposal for the reasons stated following the proposal.

Shareholder Proposal

California State Teachers’ Retirement System, 100 Waterfront Place, MS-04, West Sacramento, CA 95605-2807, which owns 880,413 shares of Common Stock, and Calvert Asset Management Company, Inc., 4550 Montgomery Avenue, Bethesda, Maryland 20814, which owns 2,562 shares of Common Stock, have given notice that they will propose the following resolution at the annual meeting. Their proposed resolution and statement in support are set forth below.

The affirmative vote of a majority of the voting power of the shares of Common Stock present in person or by proxy, and entitled to vote on the subject matter at the Annual Meeting is required for approval of the proposal.

BE IT RESOLVED:

That the Board of Directors consistent with its fiduciary duties:

1.	Take every reasonable step to ensure that women and minority candidates are in the pool from which Board nominees are chosen;

2.	Publicly commit itself to a policy of Board inclusiveness by amending the Nominating and Corporate Governance Committee’s Charter to ensure that:

•	Women and minority candidates are routinely sought as part of every Board search that the company undertakes;

•

The Board strives to obtain diverse candidates by expanding director searches to include nominees from both corporate positions beyond the executive suite and non-traditional environments such as government, academia, and non-profit organizations; and

•	Board composition is reviewed periodically to ensure that the Board reflects the knowledge, experience, skills, expertise, and diversity required for the Board to fulfill its duties.

SUPPORTING STATEMENT:

We believe that diversity is an essential measure of sound governance and a critical attribute to a well-functioning board. We believe that in an increasingly complex global marketplace, the ability to draw on a wide range of viewpoints, backgrounds, skills, and experience is critical to a company’s success, as it increases the likelihood of making the right strategic and operational decisions and catalyzes efforts to recruit, retain, and promote the best people, including women and minorities. We believe director and nominee diversity helps to ensure that different perspectives are brought to bear on issues, while enhancing the likelihood that proposed solutions will be nuanced and comprehensive.

A growing body of academic research shows that there is a significant positive relationship between firm value and the percentage of women and minorities on boards. This view is strongly supported by many large institutional fund managers, who consider the diversity of a firm’s board before investing. Earlier this year, the Council of Institutional Investors amended its Corporate Governance Policies to explicitly support boards that are diverse in background, experience, age, race, gender, ethnicity, and culture. Connecticut State Treasurer Denise L. Nappier, principal fiduciary of the Connecticut Retirement Plans and Trust Fund, has affirmed that “shareholder value and corporate bottom lines are enhanced by an independent and diverse board.”

In April 2009, SEC Commissioner Luis Aguilar stated: “It is imperative to have processes in place to be able to identify diverse candidates. The nominating committee should follow policies and procedures which require that, in all future assessments of board needs, to include the development of a diverse slate of candidates in advance of a board opening becoming available. In today’s environment, diversity in the boardroom is a business necessity…”

In our view, companies combining competitive financial performance with high standards of corporate governance, including board diversity, are better positioned to generate long-term value for their shareholders. As such, we urge the Board to broaden its pool of candidates and publicly commit to taking steps to establish an inclusive Board.

– End of Shareholder Proposal –

– Board of Directors Position –

FOR THE REASONS STATED BELOW, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE SHAREHOLDER PROPOSAL.

The Board of Directors and the nominating and corporate governance committee believe that the Company’s existing nominating process is designed to identify the best possible nominees for the Board, regardless of the nominees’ gender, racial background, religion, ethnicity or other classification. Although the Board agrees with the merits of achieving diversity throughout the Company, the Board believes that the proposal could impede the Board’s ability to select the most suitable and qualified candidates for membership on the Board and would impose unnecessary administrative burdens and costs.

The Company’s employment policies and practices, including recruitment, promotion and compensation, are guided by the fundamental principle that decisions are made on the basis of whether the individual’s personal capabilities and qualifications fit the Company’s needs and meet the requirements of the position, without regard to race, gender, ethnicity or other classification. Qualified candidates who also add to our overall diversity are supported.

Similarly, the Company’s policy against discrimination based on race, gender, ethnicity or other classification applies equally to the nominating and corporate governance committee’s search for and evaluation of candidates for Board membership. In evaluating prospective Board nominees, the nominating and corporate governance committee considers many factors described under “Corporate Governance—Director Nomination Policy,” including the interplay of the candidate’s education and professional background, areas of expertise and knowledge of issues facing the Company with that of other Board members to determine whether these capabilities will enhance the collective effectiveness of the Board in performing its responsibilities in overseeing a large, complex company and serving the long-term interests of our shareholders. For instance, the nominating and corporate governance committee recommended that the Board appoint Mr. Mulhern in February 2010 as a director based primarily on the Board’s need for a director who has substantial knowledge of financial reporting matters, extensive experience with the use of derivative financial instruments and an overall familiarity with the oil and gas industry. The nominating and corporate governance committee and the Board also believed that Mr. Mulhern’s experience managing a public utility, which is a significant user of natural gas, provides the Board with a differing viewpoint from a customer or an end-user perspective.

As discussed in “Corporate Governance—Director Nomination Policy,” the Board and the nominating and corporate governance committee aim to assemble a diverse group of candidates and believe that no single criterion such as gender or minority status is determinative in obtaining diversity on the Board. This approach is consistent with amendments the SEC recently adopted to its rules governing proxy statement disclosure. The amendments, which were adopted in December of 2009, require companies to disclose whether, and if so how, their nominating committees consider diversity in identifying nominees for director. In its adopting release, the SEC explicitly acknowledges that companies may define diversity in different ways. The SEC states:

We recognize that companies may define diversity in various ways, reflecting different perspectives. For instance, some companies may conceptualize diversity expansively to include differences of viewpoint, professional experience, education, skill and other individual qualities and attributes that contribute to board heterogeneity, while others may focus on diversity concepts such as race, gender and national origin. We believe that for purposes of this disclosure requirement, companies should be allowed to define diversity in ways that they consider appropriate. As a result we have not defined diversity in the amendments.

The Board and the nominating and corporate governance committee are supportive of qualified candidates who would provide the Board with greater diversity, but believe that the shareholder proposal provides an inappropriate method for increasing Board diversity. The Board believes it is important to maintain flexibility in the nominating process in order to ensure that the most qualified available candidates are selected as directors in light of the Company’s evolving needs and circumstances. The Board believes that the Company’s existing nominating process, including the factors considered by the nominating and corporate governance committee in evaluating director candidates, is appropriate for the discharge of the Board’s fiduciary obligations to the Company’s shareholders. The imposition on the nominating process of gender and minority requirements and affirmative search obligations would unduly restrict the nominating and corporate governance committee in the performance of its duties and add administrative burdens and costs, without necessarily resulting in the selection of the best director candidates for the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE SHAREHOLDER PROPOSAL.

OTHER BUSINESS

The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxy in accordance with applicable law and as they may deem appropriate in their judgment, unless directed by the proxy to do otherwise.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth as of the Record Date (unless otherwise specified) the number and percentage of shares of our Common Stock beneficially owned by (i) each person known by us to beneficially own more than 5% of the outstanding shares of our Common Stock and (ii) each of our directors, each of our named executive officers and all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Beneficial ownership information is based on the most recent Forms 3, 4 and 5 and Schedules 13D and 13G filings with the SEC and reports made directly to us. In computing the number of shares of Common Stock beneficially owned by a person and the beneficial ownership percentage of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the Record Date are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Percentage of beneficial ownership of our Common Stock is based upon 212,429,054 shares of Common Stock outstanding as of the Record Date. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Unless otherwise indicated in a footnote, the address for each individual listed below is c/o EXCO Resources,  Inc., 12377 Merit Drive, Suite 1700, Dallas, Texas 75251.

Principal Shareholders

	Common Stock Beneficial Ownership
Beneficial owner	Shares	% of Class
Holders of more than 5%

T. Boone Pickens, Jr.(1) 8117 Preston Road Suite 260W Dallas, TX 75225	10,672,850	5.0%

Oaktree Capital Group Holdings GP, LLC(2) 333 S. Grand Avenue, 28th Floor Los Angeles, CA 90071	34,820,196	16.4%

FMR LLC(3) 82 Devonshire Street Boston, MA 02109	20,118,405	9.5%

Ares Management LLC(4) 1999 Avenue of the Stars Suite 1900 Los Angeles, CA 90067	12,946,537	6.1%

(1)	Based on the information contained in the Schedule 13D/A filed with the SEC on July 25, 2008. Includes 53,750 shares of our Common Stock subject to stock options that are exercisable within 60 days of the Record Date. Includes 10,619,100 shares of Common Stock held in an account with a bank and pledged as collateral security for the repayment of debit balances, if any, in such account.

(2)	Includes shares of our Common Stock held by OCM Principal Opportunities Fund III, L.P. (“Fund III”), OCM Principal Opportunities Fund IIIA, L.P. (“Fund IIIA”), OCM Principal Opportunities Fund IV Delaware, L.P. (“Fund IV Delaware”) and OCM EXCO Holdings, LLC (“OCM EXCO”, and together with Fund III, Fund IIIA and Fund IV Delaware, the “Funds”). Oaktree Capital Group Holdings GP, LLC (“Oaktree Group”) ultimately controls Fund III, Fund IIIA, Fund IV and OCM EXCO.

Oaktree Fund GP I, L.P. (“GP I”) is the general partner of OCM Principal Opportunities Fund III GP, L.P. (“Fund III GP”), the general partner of Fund III and Fund IIIA. By virtue of their relationship to Fund III and Fund IIIA, (a) Fund III GP and (b) GP I may be deemed to have beneficial ownership of the shares owned by Fund III and Fund IIIA. Stephen Kaplan and Ronald Beck are a Principal and a managing director, respectively, of Oaktree Capital Management, L.P. (“Oaktree”), the investment manager of Fund III and Fund IIIA, and are the portfolio managers for Fund III and Fund IIIA. Mr. Kaplan, Mr. Beck, Fund III GP and GP I disclaim beneficial ownership of the securities held by Fund III and Fund IIIA, except to the extent of any pecuniary interest therein.

OCM Principal Opportunities Fund IV, L.P. (“Fund IV”) is the sole shareholder of OCM Principal Opportunities Fund IV Delaware GP Inc. (“Fund IV Delaware GP”), the general partner of Fund IV Delaware, and has the sole power to appoint and remove directors of Fund IV Delaware GP. OCM Principal Opportunities Fund IV GP Ltd. (“Fund IV GP Ltd.”) is the general partner of OCM Principal Opportunities Fund IV GP, L.P. (“Fund IV GP”), which is the general partner of Fund IV. GP I is the sole shareholder of Fund IV GP Ltd. and has the sole power to appoint and remove directors of Fund IV GP Ltd. By virtue of their relationship to Fund IV Delaware, (a) GP I, (b) Fund IV GP, (c) Fund IV GP Ltd., (d) Fund IV Delaware GP and (e) Fund IV may be deemed to have beneficial ownership of the shares owned by Fund IV Delaware. Mr. Kaplan and Mr. Beck are the portfolio managers for Fund IV. Mr. Kaplan, Mr. Beck, GP I, Fund IV GP, Fund IV GP Ltd., Fund IV Delaware GP and Fund IV disclaim beneficial ownership of the securities held by Fund IV Delaware, except to the extent of any pecuniary interest therein.

Oaktree Capital I, L.P. (“Capital I”) is the general partner of GP I. OCM Holdings I, LLC (“Holdings I”) is the general partner of Capital I. Oaktree Holdings, LLC (“Holdings LLC”) is the managing member of Holdings I. By virtue of their relationship to Fund III, Fund IIIA and Fund IV Delaware, (a) Holdings LLC, (b) Holdings I and (c) Capital I, may be deemed to have beneficial ownership of the shares owned by Fund III, Fund IIIA and Fund IV Delaware. Holding LLC, Holdings I and Capital I disclaim beneficial ownership of the securities held by Fund III, Fund IIIA and Fund IV Delaware, except to the extent of any pecuniary interest therein.

Oaktree Holdings, Inc. (“Holdings Inc.”) is the general partner of Oaktree, who is the manager of OCM EXCO. By virtue of their relationship to OCM EXCO, (a) Oaktree and (b) Holdings Inc. may be deemed to have beneficial ownership of the shares owned by OCM EXCO. Bruce Karsh is the President of Oaktree and is the portfolio manager for the funds that own OCM EXCO. Mr. Karsh, Oaktree and Holdings, Inc. disclaim beneficial ownership of the securities held by OCM EXCO, except to the extent of any pecuniary interest therein.

Oaktree Capital Group, LLC (“OCG”) is the managing member of Holdings LLC and the sole shareholder of Holdings Inc. Oaktree Capital Group Holdings, L.P. (“OCGH”) is the holder of a substantial majority of the voting units of OCG and has the ability to appoint and remove directors of OCG. Oaktree Capital Group Holdings GP, LLC (“OCGH GP”) is the general partner of OCGH. OCGH GP is a limited liability company managed by an executive committee, the members of which are Howard S. Marks, Bruce A. Karsh, Sheldon M. Stone, Larry W. Keele, Stephen A. Kaplan, John B. Frank, David Kirchheimer and Kevin L. Clayton (collectively, the “Principals”). By virtue of their relationship to the Funds, (a) OCGH GP, (b) OCGH, (c) OCG and (d) each of the Principals may be deemed to have beneficial ownership of the shares owned by the Funds. OCGH GP, OCGH, OCG and each of the Principals hereby disclaims beneficial ownership of the securities of the Fund, except to the extent of any pecuniary interest therein.

In addition, the Funds also beneficially own (i) 37,500 shares which represent the vested portion of a stock option to purchase 50,000 shares of our Common Stock issued to B. James Ford, a Managing Director of Oaktree, as an initial grant upon becoming one of our directors and (ii) 3,750 shares which represent the vested portion of a stock option to purchase 15,000 shares of our Common Stock issued to Mr. Ford on December 1, 2009. These stock options are held directly by Mr. Ford for the benefit of the Funds. Pursuant to the policies of Oaktree, Mr. Ford must hold these stock options on behalf of and for the sole benefit of the Funds. Mr. Ford disclaims beneficial ownership of these securities, except to the extent of any indirect pecuniary interest therein. Does not include 12,500 shares subject to a stock option held by Vincent J.

Cebula, one of our directors and formerly a Managing Director of Oaktree. In connection with Mr. Cebula’s departure from Oaktree, Mr. Cebula agreed to remit to the Oaktree Funds any realized after-tax benefit earned by Mr. Cebula with respect to 12,500 of his then vested stock option awards.

(3)	Based solely on the information contained in the Schedule 13G/A filed with the SEC on February 16, 2010.

(4)	Includes (i) 6,005,951 shares of our Common Stock held by Ares Corporate Opportunities Fund, L.P. (“ACOF”), (ii) 45,262 shares of our Common Stock held by ACOF EXCO, L.P. (“ACOF EXCO”), (iii) 262,630 shares of our Common Stock held by ACOF EXCO 892 Investors, L.P. (“ACOF 892”), (iv) 3,883,157 shares of our Common Stock held by Ares Corporate Opportunities Fund II, L.P. (“ACOF II”), (v) 1,050,525 shares of our Common Stock held by Ares EXCO, L.P. (“Ares EXCO”) and (vi) 1,645,262 shares of our Common Stock held by Ares EXCO 892 Investors, L.P. (“Ares 892”).

The general partner of each of ACOF, ACOF EXCO and ACOF 892 is ACOF Management, L.P. (“ACOF Management”) and the general partner of ACOF Management is ACOF Operating Manager, L.P. (“ACOF Operating Manager”). The general partner of each of ACOF II, Ares EXCO and Ares 892 is ACOF Management II, L.P. (“ACOF Management II”) and the general partner of ACOF Management II is ACOF Operating Manager II, L.P. (“ACOF Operating Manager II”). Each of ACOF Operating Manager and ACOF Operating Manager II are indirectly owned by Ares Management LLC (“Ares”) which, in turn, is indirectly controlled by Ares Partners Management Company LLC, which in turn is managed by an executive committee. Each of the members of the executive committee and the foregoing entities and the partners, members and managers thereof (other than ACOF, ACOF EXCO, ACOF 892, ACOF II, Ares EXCO and Ares 892, in each case with respect to the shares owned of record by such entity) expressly disclaims beneficial ownership of these shares of our Common Stock, except to the extent of any pecuniary interest therein.

Also includes (i) 50,000 shares of our Common Stock which represents the vested portion of stock options to acquire 50,000 shares of our Common Stock which were issued to one of our directors, Jeffrey Serota, as an initial grant upon becoming one of our directors in March 2007 and (ii) 3,750 shares which represent the vested portion of a stock option to purchase 15,000 shares of our Common Stock issued to Mr. Serota on December 1, 2009. These stock options are held by Mr. Serota for the benefit of Ares. Pursuant to the policies of Ares, Mr. Serota holds these stock options as a nominee for the sole benefit of Ares and has assigned all economic, pecuniary and voting rights to Ares. Mr. Serota expressly disclaims beneficial ownership of these securities, except to the extent of any indirect pecuniary interest therein.

Executive Officers and Directors

Beneficial owner	Shares(1)	Options exercisable within 60 days	Percentage of shares outstanding
Named Executive Officers
Douglas H. Miller(2)	6,451,831	1,885,000	3.0%
Stephen F. Smith(3)	1,018,263	513,300	*
William L. Boeing	591,300	586,200	*
Harold L. Hickey	512,283	249,200	*
Mark E. Wilson	132,141	96,875	*
J. Douglas Ramsey, Ph.D.(4)	999,389	249,200	*
Directors
Jeffrey D. Benjamin(5)	533,359	53,750	*
Vincent J. Cebula(6)	53,750	53,750	*
Earl E. Ellis(7)	623,556	53,750	*
B. James Ford(8)	41,250	41,250	*
Mark Mulhern(9)	16,452	16,250	*
T. Boone Pickens, Jr.(10)	10,672,850	53,750	5.0%
Jeffrey S. Serota(11)	—	—	*
Robert L. Stillwell(12)	135,309	53,750	*
All executive officers and directors as a group (14 persons)	21,781,733	3,906,025	10.3%

(1)	Includes the options exercisable within 60 days of the Record Date shown in the options column.

(2)	Includes 406,225 shares of our Common Stock held in various trusts for the benefit of immediate family members.

(3)	Includes 497,521 shares of Common Stock held in a margin account with a brokerage firm and pledged as collateral security for the repayment of debit balances, if any, in such account.

(4)	Includes 678,309 shares of our Common Stock held by a limited partnership in which Dr. Ramsey holds a 97.2% limited partnership interest, all of which shares of Common Stock are held in a margin account with a brokerage firm and pledged as collateral security for the repayment of debit balances, if any, in such account.

(5)	Includes the right to acquire 17,606 shares of our Common Stock pursuant to the Director Plan granted to Mr. Benjamin as deferred compensation in lieu of cash for his service on our Board of Directors and committees. These shares vest immediately and are to be settled in our Common Stock upon the earlier to occur of (1) as soon as administratively feasible after the date on which Mr. Benjamin incurs a “Termination of Service” under the Director Plan and (2) a “Change in Control” under the Director Plan. See “—Director Compensation” for a discussion of the Director Plan.

(6)	These shares represent the vested portion of (i) a stock option to purchase 50,000 shares of our Common Stock issued to Mr. Cebula as an initial grant upon becoming one of our directors in March 2007 and (ii) a stock option to purchase 15,000 shares of our Common Stock issued to Mr. Cebula on December 1, 2009. Includes 12,500 shares subject to a stock option held by Vincent J. Cebula, one of our directors and formerly a Managing Director of Oaktree. In connection with Mr. Cebula’s departure from Oaktree, Mr. Cebula agreed to remit to the Oaktree Funds any realized after-tax benefit earned by Mr. Cebula with respect to 12,500 of his then vested stock option awards.

(7)	Includes 7,803 shares of our Common Stock issued pursuant to the Director Plan to Mr. Ellis in lieu of cash as compensation for his service on our Board of Directors and committees. See “—Director Compensation” for a discussion of the Director Plan.

(8)

These shares represent the vested portion of (i) a stock option to purchase 50,000 shares of our Common Stock issued to Mr. Ford, a Managing Director of Oaktree, as an initial grant upon becoming one of our directors in December 2007 and (ii) a stock option to purchase 15,000 shares of our Common Stock issued to Mr. Ford on December 1, 2009. These stock options are held directly by Mr. Ford for the benefit of the Oaktree Funds. Pursuant to the policies of Oaktree, Mr. Ford must hold these stock options on behalf of and for the sole benefit of the Oaktree Funds and has assigned all economic, pecuniary and voting rights to the Oaktree Funds. Mr. Ford disclaims beneficial ownership of these securities, except to the extent of any indirect pecuniary interest therein. The shares reported for Mr. Ford do not include shares of our Common Stock held directly by certain of the Oaktree Funds. Mr. Ford disclaims beneficial ownership of these securities, except to the extent of any indirect pecuniary interest therein.

(9)	In connection with Mr. Mulhern’s appointment to our Board of Directors on February 1, 2010, Mr. Mulhern was granted an option to purchase 65,000 shares of our Common Stock. Options to acquire 16,250 of these shares are vested. Also includes 202 shares of our Common Stock issued pursuant to the Director Plan to Mr. Mulhern in lieu of cash as compensation for his service on our Board of Directors and committees.

(10)	Based solely on the information contained in the Form 4 filed with the SEC on July 16, 2007 and the Form 4 filed with the SEC on December 3, 2009. Includes 10,619,100 shares of Common Stock held in an account with a bank and pledged as collateral security for the repayment of debit balances, if any, in such account.

(11)	In connection with Mr. Serota’s appointment to our Board of Directors in March 2007, Mr. Serota was granted options to acquire 50,000 shares of our Common Stock. All of these shares are vested. Mr. Serota was also granted a stock option to purchase 15,000 shares of our Common Stock on December 1, 2009. 3,750 of these shares are vested. These stock options are held by Mr. Serota for the benefit of the Ares Entities. Pursuant to the policies of the Ares Entities, Mr. Serota holds these stock options as a nominee for the sole benefit of the Ares Entities and has assigned all economic, pecuniary and voting rights to the Ares Entities. Mr. Serota disclaims beneficial ownership of these securities. Amounts reported do not include the shares of our Common Stock referred to in note 4 to the beneficial ownership table for “Holders of more than 5%” above, with respect to which Mr. Serota disclaims beneficial ownership, except to the extent of any indirect pecuniary interest therein.

(12)	Includes the right to acquire 4,859 shares of our Common Stock pursuant to the Director Plan granted to Mr. Stillwell as deferred compensation in lieu of cash for his service on our Board of Directors and committees. These shares vest immediately and are to be settled in our Common Stock upon the earlier to occur of (1) as soon as administratively feasible after the date on which Mr. Stillwell incurs a “Termination of Service” under the Director Plan and (2) a “Change in Control” under the Director Plan. See “—Director Compensation” for a discussion of the Director Plan.

*	Less than 1%.

DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

Shareholder proposals to be included in the proxy statement for the next annual meeting must be received by the Company at its principal executive offices on or before December 30, 2010 or, if the Company holds its next annual meeting on a date that is more than 30 days from the anniversary of the 2010 Annual Meeting, a reasonable time before the Company begins to print and send its proxy materials, for inclusion in the Company’s proxy statement relating to that meeting. Shareholders wishing to submit proposals to be presented directly at the 2011 Annual Meeting of Shareholders instead of by inclusion in next year’s proxy statement must follow the submission criteria and deadlines set forth in our bylaws. To be timely in connection with an annual meeting, a shareholder proposal or nomination must be received by the Company at its principal executive offices not before February 17, 2011 or after March 19, 2011, except that if the date of the annual meeting is more than 30 days before or 60 days after the one year anniversary of the 2010 Annual Meeting, such proposal or nomination must be received on or before whichever of the following occurs later: (i) 70 calendar days before the annual meeting or (ii) the close of business on the 7th day following the earlier of the date on which notice of the annual meeting is first mailed or public announcement of the date of the annual meeting is first made.

ANNUAL REPORT

Our Annual Report to Shareholders covering the Company’s fiscal year ended December 31, 2009 accompanies the mailing of this proxy statement.

By Order of the Board of Directors,

William L. Boeing

Vice President, General Counsel and Secretary

Dallas, Texas

April 29, 2010

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING AND WISH THEIR STOCK TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY EXCO Resources, Inc. 12377 Merit Drive • Suite 1700 Dallas, Texas 75251 (214) 368-2084 • Fax (214) 368-2087

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Douglas H. Miller, Stephen F. Smith and William L. Boeing, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock, par value $.001 per share, of EXCO Resources, Inc. held of record by the undersigned on April 22, 2010 at the annual meeting of shareholders to be held at 9:30 a.m. local time on June 17, 2010 at the Westin Park Central, 12720 Merit Drive, Salon ABC, Dallas, Texas 75251 or any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for Proposals 1 and 2 and against Proposal 3.

The Board of Directors recommends that the shareholders vote FOR Proposals 1 and 2 and AGAINST Proposal 3. Please review carefully the proxy statement delivered with this Proxy.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-

PAID ENVELOPE.

(Continued and to be signed on the other side)

EXCO Resources, Inc.

VOTE BY INTERNET OR TELEPHONE

QUICK *** EASY *** IMMEDIATE

As a shareholder of EXCO Resources, Inc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on June 16, 2010.

Vote Your Proxy on the Internet:		Vote Your Proxy by Phone:		Vote Your Proxy by mail:
Call 1 (866) 894-0537

Go to www.continentalstock.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	OR	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE

VOTING ELECTRONICALLY OR BY PHONE

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY

						Please mark your votes like this		☒
		FOR all nominees listed above (except as marked to the contrary below)	WITHHOLD AUTHORITY to vote for all nominees listed to the left
						FOR	AGAINST	ABSTAIN

1.	Proposal to elect 01 Douglas H. Miller, 02 Stephen F. Smith, 03 Jeffrey D. Benjamin, 04 Vincent J. Cebula, 05 Earl E. Ellis, 06 B. James Ford, 07 Mark Mulhern, 08 T. Boone Pickens, 09 Jeffrey S. Serota and 10 Robert L. Stillwell as directors to the Board of Directors, each for a one-year term.	☐	☐	2.	Proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm.	☐	☐	☐
						FOR	AGAINST	ABSTAIN

				3.	Shareholder proposal on board diversity.	☐	☐	☐

The Proxies are authorized to vote, in their discretion, upon such other business as may properly come before the meeting.

	(Instruction: to withhold authority to vote for any individual nominee write that nominee’s name in the space provided below)				COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature (if held jointly)	Date	,	2010.

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President.